As filed with the Securities and Exchange Commission on February 16, 2006
Registration No. 333-131809

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________
AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________
BioElectronics Corporation
(Name of Small Business Issuer in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	3845 (Primary Standard Industrial Classification Code Number)	52-2278149 (I.R.S. Employer Identification No.)

401 Rosemont Avenue, 3rd Floor
Rosenstock Hall
Frederick, Maryland 21701
(301) 644-3906
(Address and Telephone Number of Principal Executive Offices)

Andrew J. Whelan, President
BioElectronics Corporation
401 Rosemont Avenue, 3rd Floor
Rosenstock Hall
Frederick, Maryland 21701
(301) 644-3906
(Name, address and telephone number of agent for service)
___________
Copies to:
Robert S. Matlin, Esq.
Uche D. Ndumele, Esq.
Kirkpatrick & Lockhart Nicholson Graham
599 Lexington Avenue
New York, New York 10022-6030
Telephone: (212) 536-3900 Facsimile: (212) 536-3901

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.001 par value(2)	13,310,001 shares	$0.36	$4,791,600.36	$512.70
Common Stock, $.001 par value (3)	7,583,001 shares	$0.36	$2,729,880.36	$292.10
Common Stock, $.001 par value(4)	10,000,000 shares	$0.36	$3,600,000.00	$385.20
Total Registration Fee(5)	30,893,002 shares	_____	11,121,480.72	$1,190.00

____________

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices on the Pink Sheets on February 13, 2006.

(2)
The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus upon conversion of outstanding secured convertible notes. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus upon exercise of outstanding five-year warrants. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	The shares of common stock being registered hereunder are being registered for sale of the shares of the Company’s common stock in a best efforts, self-underwritten, offering directly to the public.

(5)	Previously paid.
__________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

Subject to Completion, Dated February 16, 2006

30,893,002 Shares of Common Stock

Makers of Drug Free, Anti-Inflammatory Patches

This prospectus relates to the resale of up to 20,893,002 shares of common stock (the “Common Stock”), of which 3,000,000 shares are issuable upon the conversion of promissory notes of BioElectronics Corporation (the “Company”) and the payment of the principal amount of, and interest on, these notes to, or the exercise of outstanding warrants by, certain selling stockholders and 7,583,001 shares of Common Stock are issuable upon the exercise of warrants of the Company by certain selling stockholders identified in this prospectus (the “Offering”). All of these shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their Common Stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

In addition to the Offering, this prospectus also relates to our direct offering (the “Direct Offering”) of up to 10,000,000 shares of our Common Stock in a best efforts, self-underwritten, offering directly to the public. There is no minimum amount of shares that we must sell in our Direct Offering, and therefore no minimum amount of proceeds will be raised. While no plans are currently in place, in the future, we may sell these shares in our Direct Offering through broker/dealers and may pay a commission of up to 10% of the gross proceeds of the number of shares of our Common Stock sold by them in our Direct Offering. No arrangements have been made to place funds into escrow or any similar account. Upon receipt, offering proceeds from the Direct Offering will be deposited into our operating account and used to conduct our business and operations. Unless we use a broker/dealer, we will be offering the shares without any underwriting discounts or commissions. The purchase price is $.36 per share. If all of the shares offered by us are purchased, the gross proceeds we receive will be $3,600,000. The Direct Offering will terminate 12 months after this registration statement (the “Registration Statement”) is declared effective by the Securities and Exchange Commission (the ‘SEC”), unless all shares being registered for the Direct Offering on this prospectus are sold earlier than that date. However, we may extend the offering for up to one year following the twelve-month offering period. This is our initial public offering and no public market currently exists for shares of our Common Stock.

Our Common Stock is traded and prices are reported on the Pink Sheets under the symbol “BIEL. OTC:PK.”

See “Risk Factors” beginning on page 8 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2006

This prospectus is not an offer to sell any securities other than the shares of Common Stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, the Company, or the shares of Common Stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information that you should consider before investing in the shares. You are urged to read this Prospectus in its entirety, including the information under “Risk Factors” and our consolidated financial statements and related notes included elsewhere in this Prospectus.

OUR COMPANY

The Company designs, develops, manufactures and markets a variety of proprietary, drug-free, anti-inflammatory patches for a broad range of medical indications. The Company’s patch products, which are marketed under the trade name ActiPatch Therapy™ (“ActiPatch Therapy”), deliver pulsed electromagnetic field therapy, a clinically-proven and widely-accepted anti-inflammatory and pain relief therapy. Prior to the introduction of the Company’s products, this therapy had only been offered through large office or hospital-based equipment. The Company believes pulsed electromagnetic energy therapy will increasingly be used as an alternative or adjunct to many wound care procedures or therapies because it relieves pain and swelling, shortens or halts the inflammatory phase, accelerates tissue healing, minimizes the appearance of scars and increases the strength of regenerated tissue. To date, the Company has focused its product development efforts on the plastic surgery and podiatry markets, and has established a new-product pipeline that includes products for the treatment of the following medical indications:

Repetitive Stress Injuries
•	Heel Pain
•	Carpal Tunnel
•	Tennis Elbow
•	Frozen Shoulder

Plastic and Cosmetic Surgery
•	Breast Augmentation
•	Blepharoplasty
•	Rhinoplasty
•	Facial Surgery
•	Tummy Tucks
•	Liposuction

Chronic Wounds
•	Ischemic Ulcers
•	Diabetic Ulcers
•	Bed sores

Low Back Pain
•	Sprains
•	Strains
•	Muscle spasms

Surgery
•	General Surgical Proceedures
•	Oral Surgery

Other Sprains and Strains
•	Ankle
•	Knee
•	Wrist
•	Neck

Pulsed electromagnetic energy therapy is a proven and robust technology platform. Physicians and therapists around the world have used pulsed electromagnetic therapy successfully for approximately 70 years to effectively treat soft tissue injuries from surgical incisions and accidental wounds, sprains, strains and other inflammatory responses. The prohibitive costs of the cabinet-sized pulsed electromagnetic machines that are currently available and used in the marketplace, coupled with the need for daily treatment administered by medical professionals, has restricted the widespread adoption of pulsed electromagnetic energy therapy. The Company believes its ActiPatch Therapy products, which deliver a dosage of pulsed electromagnetic energy in dermal patches as small as a standard band-aid, is superior to the therapy delivered by the much larger machines in use today.

The Company’s products are designed to address the need for an effective, inexpensive therapeutic agent for the estimated $10 billion, 400 million-case-per annum worldwide soft tissue injury market. The Company believes its products offer the following competitive advantages:

•	Easy to use
•	Non-invasive relief of pain and swelling
•	Drug-free and clinically proven
•	Inexpensive, only a few dollars a day
•	Therapeutically beneficial, unlike Transcutaneous Electrical Nerve Stimulators (TENS) units or painpatches, each of which only mask the pain.

The Company was incorporated under the laws of the State of Maryland on April 1, 2000. Since that date, the Company has, with only limited external funding, reached a number of key milestones, including the following:

•	Received U.S. Food and Drug Administration (the “FDA”) market clearance to sell its ActiPatch Therapy device for the treatment of edema (swelling) following blepharoplasty (eye surgery);
•	Received ISO Certification and CE Mark (European Common Market) Certification for the ActiPatch Therapy device;
•	Received Canadian approval to sell ActiPatch Therapy for the relief of pain and muscle skeletal complaints, without prescription. Initial Canadian reimbursement approvals are starting to come in;
•	Executed key international and domestic sales and distribution agreements;
•	Established an internal direct response sales and marketing operation;
•	Executed an agreement with a major over-the-counter foot care manufacturer and distibutor to sell and market our retail foot care products;
•	Initiated the adoption of its ActiPatch Therapy products by a number of professional sports teams;
•	Established and maintained an intellectual property portfolio covering both the product design, medical use and the energy signal; and
•	Established a 3-5 year pipeline of new products for the treatment of sports injuries, bone fractures, pain, chronic wounds, skin conditions and arthritis.

The Company’s principal executive offices are located at 401 Rosemont Avenue, 3rd Floor, Rosenstock Hall, Frederick, Maryland 21701, and the Company’s telephone number at that address is (301) 644-3906. The Company has a corporate internet website at http://www.bioelectronicscorp.com. The reference to this website address does not constitute incorporation by reference of the information contained therein.

About This Offering

This prospectus relates to the resale of up to 20,893,002 shares of Common Stock, of which 3,000,000 shares are issuable upon the conversion of promissory notes and the payment of the principal amount of, and interest on, these notes to, or the exercise of outstanding warrants by, certain selling stockholders identified in this prospectus and 7,583,001 shares are issuable upon the exercise of outstanding warrants of our Company by certain selling stockholders identified in this prospectus. All of the 20,893,002 shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their Common Stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

In addition to the Offering, this prospectus also relates to our Direct Offering of up to 10,000,000 shares of our Common Stock in a best efforts, self-underwritten, offering directly to the public. There is no minimum amount of shares that we must sell in our Direct Offering, and therefore no minimum amount of proceeds will be raised.

Common Stock Offered	30,893,002 shares

Common Stock Offered by the Selling Stockholders	20,893,002 shares. The 7,583,001 warrant shares included in such shares will be issued by the Company. Although the Company will not receive any of the proceeds from the sale of the shares, it will receive the proceeds from the exercise, if any, of the warrants included therein.

Common Stock Outstanding at December 31, 2005(1)	62,484,892 shares

Use of Proceeds of the Offering	We will not receive any of the proceeds from the sale of the shares by the Offering, except upon exercise of certain Common Stock purchase warrants.

Use of Proceeds of the Direct Offering	We will receive proceeds from the sale of the shares offered in the Direct Offering.

Pink Sheet Ticker Symbol	BIEL
_________________

(1)
Does not include (i) 3,000,000 shares that are issuable upon the conversion of outstanding convertible notes with a conversion price of $0.25 per share, (ii) 835,000 restricted compensatory shares that have not been earned or issued and 165,000 shares which have been earned and not issued to certain of our corporate officers (iii) 8,683,001 shares issuable upon the exercise of outstanding warrants with exercise prices ranging from $.33 to $.50 per share, subject to adjustment, or (iv) 5,685,000 shares issuable upon the exercise of outstanding options with exercise prices ranging from $.30 to $.50 per share, subject to adjustment granted under our 2005 Equity Incentive Plan.

Selected Financial Information

The selected financial information presented below is derived from and should be read in conjunction with our consolidated financial statements, including notes thereto, appearing elsewhere in this prospectus. See “Financial Statements.”

Summary Operating Information

	Fiscal Year Ended December 31,		Nine Months Ended September 30,
	2003	2004	2004	2005
Net revenues	$30,497	$302,002	$300,112	$551,611
Loss from operations	$549,209	$771,127	$379,790	$785,556
Net loss	$568,087	$792,799	$388,195	$815,646
Net loss per common share	.02157	.017	.009	.015
Weighted average number of common shares Outstanding Basic	26,333,333	45,976,334	44,329,482	56,014,225
Diluted	N/A	N/A	N/A	N/A

Summary Balance Sheet Information

September 30, 2005

Working capital	$86,965
Total assets	$704,876
Total liabilities	$789,265
Stockholders’ deficiency	$84,389

RISK FACTORS

You should carefully consider the risks described below before investing in the Company. The risks and uncertainties described below are not the only risks we face. These risks are the ones we consider to be significant to your decision whether to invest in our Common Stock at this time. We might be wrong. There may be risks that you in particular view differently than we do, and there are other risks and uncertainties that are not presently known to us or that we currently deem immaterial, but that may in fact impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be seriously harmed, the trading price of our Common Stock could decline and you may lose all or part of your investment.

Risks Relating to Our Business

Development Stage Company. The Company is a development stage company, and the Company faces risks and difficulties frequently encountered in connection with the operation and development of a new and expanding business. The Company has a limited operating history on which an evaluation of the Company and its business can be based. The likelihood of the Company’s future success must be considered in light of such limited operating history, as well as the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business. There can be no assurance that the Company’s future revenues will ever be significant or that the Company’s operations will ever be profitable.

History of Operating Losses. The Company was incorporated on April 1, 2000. Through September 30, 2005, the Company recorded a cumulative operating loss of approximately $2.21 million. The Company expects to incur additional losses until sufficient sales of its ActiPatch Therapy products are achieved. The Company has not yet commenced manufacturing and shipping of any products in substantial volumes. The Company’s limited operating history makes the prediction of future operating results difficult or impossible to make. There can be no assurance that the Company’s future revenues will ever be significant or that the Company’s operations will ever be profitable.

Need for Additional Financing. The Company’s ability to satisfy its future capital requirements and implement its expansion plans will depend upon many factors, including the financial resources available to it, the expansion of the Company’s sales and marketing efforts and the status of competition, if any. The Company believes that current and future available capital resources, including the net proceeds from sale of Company’s products, will be sufficient to fund its operations at current levels for twelve (12) months. However, the exact amount of funds that the Company will require will depend upon many factors, and it is possible that the Company will require additional financing prior to such time. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. If adequate funds are not available, the Company may be required to delay, reduce or eliminate its programs or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its products, technologies or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company’s business, financial condition and results of operations.

Dependence on Limited Number of Products. Virtually all of the Company’s sales have been derived from sales of the Company’s existing ActiPatch Therapy dermal patches. Although additional products are currently being developed, there can be no assurance that these development efforts will be successful or, if successful, that resulting products will receive market acceptance, generate significant sales or result in gross profits. The Company believes that success in the general surgical market is somewhat dependent on product acceptance by plastic surgeons. The Company’s future operating results, particularly in the near term, are significantly dependent upon market acceptance of its ActiPatch Therapy product line. Because virtually all of the Company’s sales are derived from its ActiPatch Therapy product line, failure to achieve broader market acceptance of pulsed electromagnetic energy therapy as a result of competition, technological change or other factors or the failure to successfully market any new or enhanced versions of existing products would have a material adverse effect on the business, operating results and financial condition of the Company.

Acceptance of Company’s Products Depends Upon Results of Clinical Studies for New Applications. Clinical studies of new applications of the Company’s ActiPatch Therapy products are in various stages of completion, and further clinical studies of the Company’s products are expected to be conducted in the future. Clinical studies of the Company’s products that result in unfavorable or inconclusive findings, or significant delays in completing clinical studies, could have a material adverse effect on the Company’s business, financial condition and results of operations. There can be no assurance that the findings derived from ongoing clinical studies will be favorable or conclusive with regard to the Company’s products or that the medical community will react positively to such findings as clinical studies are completed.

Risk of Technological Obsolescence. The medical device market is characterized by rapid, technological innovation and change. Many companies are engaged in research and development of devices, drugs and alternative methods to reduce swelling, relieve pain and enhance the healing of surgical incisions, accidental wounds, sprains, strains and chronic wounds. The Company’s products could be rendered obsolete as a result of future innovations.

Competition. The medical device market is very competitive and competition is likely to increase. Increased competition may result in price cuts, reduced gross margins and loss of market share, any of which could seriously harm the Company’s business. Many of the Company’s competitors have, and potential competitors may possess, longer operating histories and significantly greater financial, technical, personnel and other resources than the Company. Competitors and potential competitors may also have larger, more established research and development departments and greater name and brand recognition than the Company possesses. These greater resources may permit them to implement extensive advertising, sales, promotions and programs that the Company may not be able to match. Better financed competitors may also have greater success in future research and development efforts. As these competitors enter the field, the Company’s sales growth may fail to increase, despite its efforts to continue to design and manufacture superior products. There can be no assurance that the Company will have the ability to compete successfully in this environment. If the Company is unable to compete successfully, the Company’s business will be seriously harmed.

Management of Growth. The Company may encounter significant strain and additional demands on its manufacturing systems, infrastructure and resources as it expands its business. The Company’s ability to compete effectively and to manage future expansion will require it to continue to add to its infrastructure and management controls and to expand, train and manage its workforce. If the Company is unable to manage its expansion, the Company’s level of service will decline, it may lose customers and its revenues and growth will be limited.

Dependence on Key Existing and Future Personnel. The Company’s success will depend, to a large degree, upon the efforts and abilities of its officers and key management employees, including, without limitation, Andrew J. Whelan, the President and Chairman of the Board of Directors (the “Board”) of the Company. The loss of the services of one or more of the Company’s key employees could have a material adverse effect on its operations. The Company has employment agreements with certain of its employees, but does not maintain a key man life insurance policy on any employee. In addition, as its business plan is implemented, the Company will need to recruit and retain additional management and key employees in virtually all phases of its operations. Key employees will require not only a strong background in the medical device industry, but a familiarity with the markets in which the Company competes. The Company may not be able to attract successfully and retain key personnel.

Reliance on Third Parties for Supply and Manufacture of Products. Third parties manufacture all of the Company’s products. The Company does not currently have manufacturing facilities or personnel to independently manufacture its products. If for any reason the Company is unable to obtain or retain third party manufacturers on commercially acceptable terms, it may not be able to distribute its products as planned. If the Company encounters delays or difficulties with contract manufacturers in producing or packaging its products, the distribution, marketing and subsequent sales of these products will be adversely affected. The Company may have to seek alternative sources of supply or abandon or sell product lines on unsatisfactory terms. The Company may not be able to enter into alternative supply arrangements on commercially acceptable terms, if at all. There can be no assurance that the manufacturers the Company has engaged will be able to provide sufficient quantities of these products or that the products supplied will meet the Company’s specifications. In addition, production of the Company’s products may require raw materials for which the sources and quantities are limited. An inability to obtain adequate supplies of raw materials could significantly delay development, regulatory approval and marketing of the Company’s products.

Dependence on Third Party Distributors. The Company currently utilizes several third party medical device distributors to distribute its products. If for any reason the Company is unable to obtain or retain third party distributors on commercially acceptable terms, it may not be able to distribute its products as planned. If the Company encounters delays or difficulties with contract distributors, the distribution, marketing and subsequent sales of these products would be adversely affected, and the Company may have to seek alternative sources of distribution or abandon or sell product lines on unsatisfactory terms. The Company may not be able to enter into alternative distribution arrangements on commercially acceptable terms, if at all. There can be no assurance that the distributors the Company has engaged will be able to provide sufficient distribution of the Company’s products in order for the Company to meet its current or future obligations to its customers.

Product Liability Claims. The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products are alleged to have resulted in adverse side effects, such as injury, illness or death. The Company also may be required to recall some of its products if they are damaged or mislabeled. Such events could result in product liability claims or adverse publicity. While the Company currently maintains product liability insurance, a significant product liability judgment against the Company or a widespread product recall, to the extent either such event is in excess of the limits of its product liability insurance, could substantially impair the Company’s business, financial condition and results of operations.

Protection of Intellectual Property. The Company believes that its success depends to a significant degree upon its ability to develop proprietary technology and its ability to protect the proprietary aspects of its products. The Company acquired 44 patents that have now expired. Instead of filing for FDA regulatory delay patent extensions, the Company opted to file new patent applications to cover its technological improvements, affixing and delivery methods and medical treatments. The Company has approximately 150 new patent claims pending. We have filed in the United Sates, the European Common Market, Canada, and the other major markets such as Japan, South Korea, Mexico, Australia, etc.

The Company will continue to seek patent protection for its products. There can be no assurance that any patent that has been or may be issued will cover products the Company intends to sell, or if it does, will not subsequently be invalidated for any of a variety of reasons.

The Company relies upon a combination of laws and contractual restrictions, including restrictions contained in confidentiality agreements, to establish and protect its rights to any intellectual property that it creates. Any infringement of the Company’s proprietary rights could result in significant litigation costs, and any failure to adequately protect its proprietary rights could result in the Company’s competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite the Company’s efforts to protect its proprietary rights, existing patent laws afford only limited protection. In addition, the laws of some foreign countries do not protect the Company’s proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of the Company’s products or to obtain and use information that the Company regards as proprietary. Accordingly, the Company may not be able to prevent misappropriation of its technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of the Company’s products is difficult. Litigation may be necessary in the future to enforce the Company’s intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm the Company’s business.

Infringement of Third-Party Rights. In recent years, there has been significant litigation in the United States and elsewhere involving patents and other intellectual property rights. Third parties may assert patent, copyright, trademark and other intellectual property rights to technologies used in the Company’s business. Any infringement claims, with or without merit, could be time consuming, result in costly litigation, and divert the efforts of the Company’s technical and management personnel. If the Company is unsuccessful in defending itself against these types of claims, it may be required to do one or more of the following:

•	stop selling those products that use or incorporate the challenged intellectual property;

•	attempt to obtain a license to sell or use the relevant technology or substitute technology, which license may not be available on reasonable terms or at all; or

•	redesign those products that use the relevant technology, which the Company may not be able to do on a timely or cost effective basis, or at all.

In the event a claim against the Company is successful and the Company can not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign its products to avoid infringement, the Company’s business will be significantly harmed, which would have a material adverse effect on the Company’s financial condition and results of operations.

Health Care Reform; Market Acceptance. The levels of revenues and profitability of pharmaceutical and medical device companies may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to control health care costs. There have been a number of proposals introduced to Congress to comprehensively reform the nation’s health care system. Some of the proposed legislation has contained measures intended to control public and private spending on health care as well as to provide universal public access to the health care system. In addition, some of the proposed legislation included limitations on Medicare and Medicaid reimbursement for medical products and services and called for the creation of a committee to monitor and evaluate the pricing of new medical products and services. Although no such legislation has been passed by Congress, federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of additional reforms to the health care systems in their respective jurisdictions, including reforms that may affect the pharmaceutical and medical device industries. It is uncertain what new legislative proposals, if any, might be adopted or what actions federal, state or third-party payers may take in response to any health care reform proposals or legislation. The Company cannot predict the effect health care reforms may have on its business or the business of its collaborators.

In the United States and elsewhere, sales of therapeutic products are dependent in part on the availability of reimbursement from third-party payers, such as government and private insurance plans. These third-party payers are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a profitable basis.

There can be no assurance that any product developed by the Company will gain market acceptance among health care providers. Even if the Company’s proposed products gain market acceptance, sales of such products may be dependent on the availability of reimbursement from third-party health care payers, such as government and private insurance plans. If adequate coverage and reimbursement levels are not authorized by government and third-party payers for use of the Company’s products, market acceptance will be adversely affected.

Physicians and Patients Acceptance of Our Device. Physicians and patients may not accept and use our device. Acceptance and use of the device will depend upon a number of factors, including perceptions by members of the health care community, including physicians, about the safety and effectiveness of the device; cost-effectiveness of the device relative to competing products; availability of reimbursement for the products from government or other healthcare payers; and effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any. Because we expect sales of the current product device to generate substantially all of our product revenues for the foreseeable future, the failure of the device to find market acceptance would harm our business and could require us to seek additional financing.

Compliance with Regulatory Requirements. The Company is subject to a variety of regulatory agency requirements in the United States and foreign countries relating to the products that the Company develops and manufactures. The process of obtaining and maintaining required regulatory approvals and otherwise remaining in regulatory compliance can be lengthy, expensive and uncertain. The FDA inspects manufacturers of certain types of devices before providing a clearance to manufacture and sell such devices, and the failure to pass such an inspection could result in delay in moving ahead with a product or project. The Company is required to comply with the FDA’s quality system regulation for the manufacture of medical products. In addition, in order for the devices that the Company designs or manufactures to be exported, and for the Company and its customers to be qualified to use the “CE” mark in the European Union, the Company maintains EN International Standards Organization (“ISO”) 13485:2003 certification. This certification, like the quality system regulation, subjects the Company’s operations to periodic surveillance audits. To ensure compliance with various regulatory and quality requirements, the Company expends significant time, resources and effort in the areas of training, production and quality assurance. If the Company fails to comply with regulatory or quality regulations or other FDA or applicable legal requirements, the governing agencies can issue warning letters, impose government sanctions and levy serious penalties. In addition, the continued sale of products manufactured by the Company may be halted or otherwise restricted. Any such actions could have an adverse effect on the willingness of customers and prospective customers to do business with the Company. In addition, any such noncompliance or increased cost of compliance could have a material adverse effect on the Company’s business, results of operations and financial condition.

Product Revenues. Our ability to generate product revenues will be diminished if the devices sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement. Our ability to commercialize the devices, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from government and health administration authorities; private health maintenance organizations and health insurers; and other healthcare payors. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payors, including Medicare, routinely challenge the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for patches. Even if the new product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate to cover such patches. If government and other healthcare payors do not provide adequate coverage and reimbursement levels for any of the products, the post-approval market acceptance of its products could be diminished.

Risks Relating to Our Common Stock

Disappointing quarterly revenue or operating results could cause the price of our Common Stock to fall.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or security analysts, the price of our Common Stock could fall substantially. Our quarterly revenue and operating results may fluctuate as a result of a variety of factors, many of which are outside our control, including:

●	the amount and timing of expenditures relating to the rollout of our Actipatch Therapy products

●	our ability to obtain, and the timing of, additional regulatory approvals;

●	the rate at which we are able to attract customers within our target markets and our ability to retain these customers at sufficient aggregate revenue levels;

●	the availability of financing to continue our expansion;

●	technical difficulties in manufacturing the products or network downtime;

●	the introduction of new services, products or technologies by our competitors and resulting pressures on the pricing of our service.

We do not intend to pay dividends on our Common Stock in the foreseeable future, which could cause the market price of our Common Stock and the value of your investment to decline.

We expect to retain earnings, if any, to finance the expansion and development of our business. Our Board will decide whether to make future cash dividend payments. Such decision will depend on, among other things, the following factors:

● our earnings;

● our capital requirements;

● our operating results and overall financial condition; and

● our compliance with various financing covenants to which we are or may become a party.

The market for our Common Stock is thinly traded, which could result in fluctuations in the value of our Common Stock.

Although there is a public market for our Common Stock, the market for our Common Stock is thinly traded. The trading prices of our Common Stock could be subject to wide fluctuations in response to, among other events and factors, the following:

● variations in our operating results;

● sales of a large number of shares by our existing stockholders;

● announcements by us or others;

● developments affecting us or our competitors; and

● extreme price and volume fluctuations in the stock market.

Our Common Stock price is likely to be highly volatile, which could cause the value of your investment to decline.

The market price of our Common Stock may be highly volatile. Investors may not be able to resell their shares of our Common Stock following periods of volatility because of the market’s adverse reaction to volatility. We cannot assure you that our Common Stock will trade at the same levels of our stocks in our industry or that our industry stocks in general will sustain their current market prices. Factors that could cause such volatility may include, among other things:

● actual or anticipated fluctuations in our quarterly operating results;

● large purchases or sales of our Common Stock;

● announcements of technological innovations;

● changes in financial estimates by securities analysts;

● investor perception of our business prospects;

● conditions or trends in the medical device industry;

● changes in the market valuations of other industry-related companies;

● the acceptance of market makers and institutional investors of our business model and our Common Stock; andhanges in the market valuations of other industry-related companies;

● worldwide economic and financial conditions.

The Company’s Principal Shareholders Own a Majority of the Shares Outstanding and May Control the Company. Andrew J. Whelan, the President and Chairman of the Board of the Company, owns, directly or indirectly, approximately 49.5% of the outstanding shares of Common Stock. Through his ownership of securities, Mr. Whelan will be able to substantially impact any vote of the stockholders and exert considerable influence over the Company’s affairs.

No Assurance of Liquidity. There is currently only a limited public market for the Company’s Common Stock and there can be no assurance that a trading market will develop further or be maintained in the future. One exemption that may be available is Rule 144 adopted under the Securities Act of 1933 (the “Securities Act”), provided the Company meets the requirements of Rule 144 for available public information. Generally, under Rule 144, any person holding restricted securities for at least one (1) year may publicly sell in ordinary brokerage transactions, within a three (3) month period, the greater of one percent (1%) of the total number of shares of the Company’s Common Stock outstanding or the average weekly reported volume during the four (4) weeks preceding the sale, if certain conditions of Rule 144 are satisfied by the Company and the seller. Furthermore, with respect to sellers who are “non-affiliates” of the Company, as that term is defined in Rule 144 of the Securities Act, the volume sale limitation does not apply, and an unlimited number of shares may be sold, provided the seller meets certain other conditions enumerated in Rule 144(k), including a holding period of two (2) years. Sales under Rule 144 may have a depressive effect on the market price of the Company’s securities and thereby impair the Company’s ability to raise capital through the sale of its equity securities.

Investor Warrants and Convertible Notes May Adversely Affect Shareholders and the Company in the Future. The holders of the 3,520,000 investor warrants (the “Investor Warrants”) sold in the Private Placement in April 2005 have three (3) years after the final closing to exercise their Investor Warrants, and the holders of the 513,000 agent’s warrants (the “Agent’s Warrants”) issued in connection with the Offering will have two (2) years or five (5) years, depending upon the type of Agent’s Warrant. In December 2005, the Company issued senior secured convertible 24 month term notes in the aggregate amount of $750,000 to LH Financial (“the Notes”). The Notes have an 8% coupon, payable on a monthly basis. The Notes issued are convertible notes at the option of LH Financial, at a fixed price of $0.25. For every share of the Company’s Common Stock for which the Notes are converted, LH Financial will receive one warrant, exercisable within a five-year period from the conversion of the Notes. The exercise of the Investor Warrants or the Agent’s Warrants may cause dilution in the interests of other shareholders. Further, the terms on which the Company may obtain additional financing during the period any of such warrants remain outstanding may be adversely affected by the existence of these warrants. The holders of the Investor Warrants, the Notes, or the Agent’s Warrants may exercise their warrants at a time when the Company may wish to obtain additional capital through a new offering of shares on terms more favorable.

We do not have an underwriter for our Offering, which may make it more difficult to successfully complete this Offering. We are offering 10,000,000 shares of Common Stock on a direct placement basis under the provisions of Rule 3a4-1 of the Exchange Act. We have never engaged in the public sale of our securities, and have no experience in conducting public securities offerings. Accordingly, there is no prior experience from which investors may judge our ability to consummate this offering. There can be no assurance that we will be successful in selling any shares of common stock offered hereby, and as a result, we may not receive any proceeds from our Direct Offering.

Because there is no minimum number of shares that must be sold in our Direct Offering we may not raise sufficient proceeds to commence significant operations. Under the terms of our Direct Offering, there is no minimum number of shares that must be sold, or a minimum amount that will be raised, and we will not refund any funds to you. Upon receipt, offering proceeds will be deposited into our operating account and used to conduct the business affairs of the Company. Because there is no minimum number of shares that must be sold or a minimum amount that will be raised, and because we will not refund any funds to you, it is possible that we may not raise enough funds to sustain operations. If we are unable to receive sufficient funds from our Direct Offering, we may have to seek other sources of financing. There is no assurance that additional sources of funding will be available at a reasonable cost. In the event that we are unsuccessful in raising sufficient funds in this or any other offerings to continue our operations, it is likely that purchasers of our Common Stock will own shares in a company that has an illiquid smaller market for its shares or will lose their investments.

“Penny Stock” Rule Limitations. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on a national securities exchange or quoted on NASDAQ and an equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure document to the investor explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. In addition, as long as the common stock is not listed on a national securities exchange or quoted on NASDAQ or at any time that the company has less that $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for non-NASDAQ and non-exchange listed securities. Under that rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share. To the extent that the Company does not meet the exemptions under the Penny Stock Rule, there will be reduced liquidity in the market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our Common Stock by the selling stockholders.

The net proceeds available to us from the sale of the shares in the Direct Offering are estimated to be approximately $3,200,000 if the maximum offering is sold, after deducting offering expenses (estimated to be $400,000). We intend to use the net proceeds provided by the Direct Offering for sales and marketing, working capital and general corporate purposes.

We will also receive proceeds of up to a maximum of $57,430.00 upon the due exercise, if any, of the two-year warrants granted by us exercisable for an aggregate of 171,000 shares of Common Stock. We will receive proceeds up to a maximum of $1,635,001 upon the due exercise, if any, of the three-year warrants granted by us exercisable for an aggregate of 3,770,001 shares of Common Stock. We will receive proceeds of up to a maximum of $1,681,200.00 upon the due exercise, if any, of the five-year warrants granted by us exercisable for an aggregate of 3,642,000 shares of Common Stock. We expect to incur expenses in connection with this Offering of approximately $50,000 for our legal fees, accounting fees, printing, Blue Sky legal and filing fees and other miscellaneous expenses. We intend to use any such proceeds for sales and marketing, working capital and general corporate purposes. Until utilized, the net proceeds of this Offering will be invested in interest-bearing accounts, or invested in short-term U.S. government obligations, certificates of deposit or similar short-term, lower risk investments.

The Company currently anticipates applying the proceeds approximately as follows:

Application of Proceeds	Approximate Dollar Amount	Approximate Percentage of Net Proceeds
Sales and Marketing	$4,000,000	60.9%
Working capital and general corporate purposes	$2,572,631	39.1%

Total	$7,087,431	100%

Further, to the extent that any of our outstanding convertible promissory notes are converted into, or paid in the form of, shares of our Common Stock, we will be relieved of such obligations to the extent of such conversion or payment. We will receive $1,591,200.00 upon the exercise, if any, of the five year warrants granted with the convertible promissory note for an aggregate of 3,400,000 shares.

DILUTION

The Company had a net tangible book value of $(117,181) or $.002 per share, as of September 30 2005, based upon 62,484,892 shares of Common Stock outstanding. Net tangible book value per share is equal to the Company’s total tangible assets less its total liabilities, divided by the total number of shares of its Common Stock outstanding. After giving effect to the sale of the 10,000,000 shares of Common Stock offered hereby at an initial public offering price of $.36 per share and the application of the net proceeds therefrom (after deducting estimated expenses of the Offering), the net tangible book value of the Common Stock as of September 30, 2005 would have been $3,082,819 or $.052 per share. Dilution is determined by subtracting net tangible book value per share after this Offering from the amount paid by new investors per share of Common Stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market for Common Stock

Our Common Stock is traded on the Pink Sheets under the symbol “BIEL. OTC:PK.”

The following table contains information about the range of high and low bid prices for our Common Stock for each full quarterly period from Q2 2004 through Q4 2005, based upon reports of transactions on the OTC Pinksheets.

Fiscal 2004	Low	High
Second Quarter (commencing April 12)	$0.17	$1.05
Third Quarter	$0.28	$0.50
Fourth Quarter	$0.31	$0.47
Fiscal 2005
First Quarter	$0.30	$0.60
Second Quarter	$0.28	$0.55
Third Quarter	$0.35	$0.41
Fourth Quarter	$0.23	$0.52

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

The market price of our Common Stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, board market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Common Stock, regardless of our actual or projected performance. On February 8, 2006, the closing bid price of our Common Stock as reported by the Pink Sheets was $0.35 per share.

Holders

As of January 31, 2006, there were 202 holders of record of our Common Stock.

Dividend Policy

We have never declared dividends or paid cash dividends on our Common Stock. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General

This discussion and analysis should be read in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. Operating results are not necessarily indicative of results that may occur in future periods. When used in this discussion, the words “believes”, “anticipates”, “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Our business and results of operations are affected by a wide variety of factors, including those we discuss under the caption “Risk Factors” and elsewhere in this prospectus, that could materially and adversely affect us and our actual results. As a result of these and other factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Any forward-looking statements herein speak only as of the date hereof. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Business Outlook

Our financial condition improved in December 2005, when we sold LH Financial a fixed rate senior secured convertible 24 month term note. A note for $750,000 was issued and such promissory note bears interest at 8% with monthly payments starting on the 6 (six) month anniversary in cash or at the option of the Company. On the 9 (nine) month anniversary of the closing, the Company shall be required to make principal repayments.

Mentor Corporation distributes the Company’s products to the plastic surgery market. It is anticipated that they will begin international sales distribution in 2006, and will also accelerate their domesticate sales and distribution with a focused direct response sales and marketing campaign.

We have a distribution agreement with MaxMed, Inc. (“MaxMed”) to embed ActiPatch Therapy into their custom foot orthotic devices and to sell monthly replacement devices.

ActiPatch Therapy has been approved for sale in Canada for the relief of pain in muscosketal complaints. We have a retail foot care distribution agreement with Profoot, Inc. (“Profoot”) to resell ActiPatch Therapy in Canada under the Profoot brand name. ProFoot anticipates that they will have the product on the shelves in Canada in the 2nd quarter of 2006. Profoot sells and distributes in 47 countries, including the United States. International sales will be expanded predicated on Canadian sales results. United States retail distribution is predicated on obtaining a specific heal pain market clearance from the United States FDA.

We have initiated several orthopedic clinical studies to expand our United States market presence. The studies will be used for additional United States FDA market clearances and for marketing.

In 2005, we completed a 10 store market test with Dr. Scholl’s Foot Care Centers (“Dr. Scholl’s”) in the United Kingdom. Dr. Scholl’s has given its approval to expand product distribution to all 50 stores.

We have started shipping our new Slim Line products to the plastic surgery market. They are significantly lighter, more flexible and durable than the Company’s earlier product models. The improved design also reduces, in certain applications, the number of units required, provides intuitive use guidance, improves patient compliance and lowers the cost of care.

The Slim Line products flexibility, durability, and lower cost of manufacturing has opened several significant marketing opportunities to embed ActiPatch Therapy into chronic wound dressings, night splints, walkers, ankle braces and other orthopedic devices. We are actively discussing such applications with the market leaders in each market segment.

In the last half of 2005, we initiated a direct response sales and marketing program from our Westlake Villages, California offices. Initial sales indicate that direct response marketing with follow on telemarketing is an effective sales method for solo practice medical specialties such as podiatry, chiropractic, and oral surgery.

Results of Operations

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

Our revenues for the nine months of 2005 increased by $251,499, or approximately 84% to $551,611 as compared to $300,112 reported in the first nine months of fiscal 2004. The growth in revenues was from the sales of units to MaxMed that are to be embedded into their custom foot orthotics. MaxMed’s embedding of our drug free, anti-inflammatory patch into their custom foot orthotic has generated significant physician interest in our products.

Our gross margin for the first nine months of 2005 increased by $243,184 or 120% to $444,402 as compared to $201,218 for the first nine months of 2004. The increase in dollar amount of gross revenue reflects the increase in sales and the increased profit margin on the bulk sale of product to MaxMed.

General and Administrative expenses increased by $176,607 to $648,785 as compared to $472,178 for the nine months of 2004. The increase reflects the addition of a Chief Operating Officer and administrative staff.

Selling Expense increased by $409,087 to $517,917 from $108,830 in 2004 as a result of the formation of the orthopedic group and the sales and marketing operation in Westlake Village, California.

The Net Loss increased $427,451 to $815,646 in the first nine months of 2005 from $388,195 reported in the first nine months of 2004. The increased lost was the result of the start up expense of the Orthopedic Sales Group, new product design and manufacturing improvements implemented.

Fiscal Year 2004 Compared to Fiscal Year 2003

Sales for fiscal year ended December 31, 2004 increased by $271,505 or 890% to $302,002 as compared to $30,497 reported in 2003. The growth in revenues was due to the establishment of a distribution relationship with Mentor Corp for the world wide plastic surgery market and other sales.

Cost of Goods Sold for the Year Ending December 31, 2004 was $112,724 as compared to the $50,565 reported for fiscal 2003. The Cost of Goods Sold expense for 2003 consisted of tooling and other start up materials that were expensed.

Operating expenses increased from $529,141 for the year ended December 31, 2003 to $960,405 for the year ended December 31, 2004. Travel, professional services, and selling expenses account for the majority of this increase. During this time, the Company engaged an international and domestic sales consultant and an operation’s consultant.

Selling expenses for the year ending December 31, 2003 were $64,916 consisting virtually entirely of travel expenses. Expenses for the year ending December 31, 2004 were $265,347 and were incurred in the training and sales suport for Mentor Corp. sales representatives and other domestic and international distribution channels.

General and administrative expenses for the year ended December 31, 2004 were $695,058 compared to $464,225 during 2003. The increase resulted from the engagement of operations management and increased travel expenses.

Losses from operations increased from $549,209 during 2003 to $771,127 during 2004. Losses were minimized due to the significant increase in sales revenues.

Interest expense on shareholder leans and equipment lease increased from $8,399 during 2003 to $19,920. The increase can be contributed to the accrued interest on stockholder loans made during the latter half of 2003.

Net losses increased from $568,087 during 2003 to $792,799 during 2004. Losses were minimized due to the significant increase in sales.

Liquidity and Capital Resources

At December 31, 2004 we had cash and cash equivalents of $50,709 and negative working capital of $546,816 as compared to cash and cash equivalents of $595 and negative working capital of $179,157 at December 31, 2003. The 2004 negative working capital was comprised of bridge and shareholder loans of $642,000. The bridge loans were repaid in 2005 and the shareholder loans were converted to equity subsequent to September 30, 2005.

Net cash used in operating activities aggregated $771,136 in fiscal year 2004 and 2003, respectively. The principal use of cash from operating activities in fiscal 2004 was the increase in inventory of $50,115, and an increase in accounts receivable of $8,786. These were offset by an increase in accounts payable and other accrued liabilities of $56,897. Non-cash reconciling items include a $14,615 provision for bad debts and depreciation expense of $8,818.

The Company purchased $53,045 in equipment in 2004 and $5,238 in fiscal 2003. The Company’s capital equipment requirements are minimal. Most of the Company's manufacturing is subcontracted or manufactured by others to the Company’s specifications. The principle purchase of machinery and equipment was $40,039 was used to purchase a used encapsulating machine from Frain Industries. The principal use of cash in 2003 was the purchase of laboratory testing equipment.

Net cash provided by financing activities aggregated $874,295 in fiscal year 2004 and 2003, respectively. During 2003, the source of cash provided by financing activities can be attributed to the issuance of capital stock, $169,750 and the proceeds from related party notes payable $224,200. During fiscal 2004, notes payable proceeds totaled $370,000 and the issuance of capital stock resulted in proceeds of $491,482. The 2004 notes payable consisted of a $300,000 bridge loan that was repaid in 2005 and $70,000 in shareholder loans that were converted to equity in 2005.

Our operating losses and development expenses have been funded though the issuance of equity securities and shareholder loan borrowings.

BUSINESS

General

The Company designs, develops, manufactures and markets a variety of proprietary, drug-free, anti-inflammatory patches for a broad range of medical indications. The Company’s patch products, which are marketed under the trade name ActiPatch Therapy, deliver pulsed electromagnetic field therapy, a clinically-proven and widely-accepted anti-inflammatory and pain relief therapy. Prior to the introduction of the Company’s products, this therapy had only been offered through large office or hospital-based equipment. The Company believes pulsed electromagnetic energy therapy will increasingly be used as an alternative or adjunct to many wound care therapies because it relieves pain and swelling, shortens or halts the inflammatory phase, accelerates tissue healing, minimizes the appearance of scars and increases the strength of regenerated tissue. To date, the Company has focused its product development efforts on the plastic surgery and podiatry markets, and has established a new-product pipeline that includes products for the treatment of the following medical indications:

Repetitive Stress Injuries
•  Heel Pain
•  Carpal Tunnel
•  Tennis Elbow
•  Frozen Shoulder

Plastic and Cosmetic Surgery
•  Breast Augmentation
•  Blepharoplasty
•  Rhinoplasty
•  Facial Surgery
•  Tummy Tucks
•  Liposuction

Chronic Wounds
•  Ischemic Ulcers
•  Diabetic Ulcers
•  Bed sores

Surgery
•  General Surgical Procedures
•  Oral Surgery

Low Back Pain
•  Sprains
•  Strains
•  Muscle spasms

Other Sprains and Strains
•  Ankle
•  Knee
•  Wrist

Pulsed electromagnetic energy therapy is a proven and robust technology platform. Physicians and therapists around the world have used pulsed electromagnetic therapy successfully for approximately 70 years to effectively treat soft tissue injuries from surgical incisions and accidental wounds, sprains, strains and other inflammatory responses. The prohibitive costs of the cabinet-sized pulsed electromagnetic machines that are currently available and used in the marketplace, coupled with the need for daily treatment administered by medical professionals, have restricted widespread adoption of pulsed electromagnetic energy therapy. The Company believes its ActiPatch Therapy products, which deliver a dosage of pulsed electromagnetic energy in dermal patches as small as 2.5 cm X 4.0 cm, is superior to the therapy delivered by the much larger machines in use today.

The Company’s products are designed to meet the market demand for an effective, inexpensive therapeutic agent for the estimated $10 billion, 400 million-case-per annum soft tissue injury market. The Company believes its products offer the following competitive advantages:

•	Easy to use
•	Noninvasive relief of pain and swelling
•	Drug-free and clinically proven
•	Inexpensive, only a few dollars a day
•	Therapeutically beneficial

The Company was incorporated under the laws of the State of Maryland on April 1, 2000. Since that date, the Company has, with only limited external funding, reached a number of key milestones, including the following:

•	Received U.S. Food and Drug Administration (the "FDA") market clearance to sell its ActiPatch Therapy device for the treatment of edema (swelling) following blepharoplasty (eye surgery);
•	Received ISO Certification and CE Mark (European Common Market) Certification for the ActiPatch Therapy device;
•	Received Canadian approval to sell ActiPatch Therapy for the relief of pain and muscle skeletal complaints, without prescription. Initial Canadian reimbursement approvals are starting to come in;
•	Executed key international and domestic sales and distribution agreements;
•	Established an internal direct response sales and marketing operation;
•	Executed an agreement with a major over-the-counter foot care manufacturer and distributor to sell and market our retail foot care products;
•	Initiated the adoption of its ActiPatch Therapy products by a number of professional sports teams;
•	Established and maintained an intellectual property portfolio covering both the product design, medical use and the energy signal; and
•	Established a 3-5 year pipeline of new products for the treatment of sports injuries, bone fractures, pain, chronic wounds, skin conditions and arthritis.

Strategy

The Company’s long-term business strategy is to become a leader in accelerated wound and soft tissue injury healing products used in a wide variety of medical and surgical specialties and procedures. The following are key elements of the Company’s business strategy:

•
Broaden ActiPatch Therapy Product Line and Target Specific Product Applications. The Company will continue to expand its ActiPatch Therapy product line by leveraging its proprietary pulsed electromagnetic energy therapy technologies to create new and unique product configurations for specific medical and surgical procedures in which soft tissue injuries must be treated or repaired. The Company believes, by developing products to address specific medical applications, its sales and marketing processes will be simplified, the levels of efficacy of its products will be increased and the Company will be able to include with its product packaging more specific directions for usage and, if required, an explicit affixing accessory.

•
Emphasize Clinical Advantage. The Company will focus on developing products that enable medical or surgical procedures to be more clinically effective by reducing patient risk and accelerating tissue healing.

•
Develop Physician Relationships. The Company’s marketing and sales strategy emphasizes the establishment of strong working relationships with physicians, surgeons and other medical personnel in order to assess and satisfy their needs for products and services. The Company intends to sponsor both domestic and international training sessions to educate physicians and surgeons in the use of the Company’s products. The Company expects that as these relationships develop and as use of the Company’s ActiPatch Therapy products becomes more widespread, surgeons will develop additional uses for the products. The Company is also thinking of developing relationships with one or more distributors to increase sales of the ActiPatch Therapy products.

•
Reduce Product Costs. The Company will seek to design and develop cost competitive products that have significant clinical advantages. In addition, the Company will continue to improve its manufacturing processes to achieve decreases in per-unit product cost while maintaining the highest level of quality assurance and physician satisfaction.

•
Increase International Market Presence. The Company intends to expand and strengthen its distribution network to increase its international physician training and marketing activities and to promote the acceptance of the Company’s core technologies and products in markets outside the United States. Initially, the Company will seek to accelerate its expansion into the European retail market as funding and new products become available.

•
Direct Consumer Marketing. The Company intends to increase acceptance and demand for its ActiPatch Therapy products in the United States by seeking increased physician product acceptance and simplifying its product offerings through the development of disease-specific applications as discussed above, seeking product sponsorship or endorsements by leading professional sports teams and organizations, and through focused advertising to launch its U.S. retail operations.

Products

The Company’s ActiPatch Therapy products are convenient and portable, and provide a full course of anti-inflammatory therapy for generally less than $50.00. The ActiPatch Therapy products combine a miniaturized microchip, power source and antenna in a soft, flexible outer envelope. When applied to the body, these devices deliver a pulsed radio frequency signal into the body on a 27 MHz frequency wave that induces a low frequency electromagnetic field to damaged cell tissue. The pulsating action increases fluid flow to the damaged cells and helps to restore the cell’s normal resting potential (-70mV), thereby minimizing the production of chemical pain signals and inflammatory agents and reducing swelling and its consequent pain. Optimum therapy is achieved by flexing the antenna in the device so that the device conforms to the contour of the injured tissue and directs the energy directly into the damaged cells. The ActiPatch Therapy products are designed to:

•	Provide portable, disposable and noninvasive relief of pain and swelling;
•	Shorten or halt the inflammatory phase of an injury;
•	Reduce edema (swelling) and pain;
•	Restore cell-to-cell communication and thus accelerate tissue healing;
•	Minimize the appearance of scars;
•	Increase the strength of the regenerated tissue; and
•	Improve lymphatic flow, thus resulting in the reduction of bruising and the improvement of the wound.

The Company believes its ActiPatch Therapy products are well positioned to address the need for an effective, low-cost, therapeutic agent that reduces pain, swelling and recovery time in the more than 200 million soft tissue injuries (including surgical incisions, dental incisions, sprains and strains) in the United States each year, and the numerous other soft tissue injuries annually worldwide. Based upon various market studies, the Company estimates that the market for products to treat such injuries exceeds $5 billion domestically and $10 billion worldwide.

The Company has developed, or is designing and/or developing, a full line of bioelectrical products based upon the core electromagnetic technology contained in its existing ActiPatch Therapy products. There are a substantial number of clinically-proven pulsed electromagnetic energy medical applications that address specific diseases that the Company believes can be miniaturized and optimized by modifying the following features of the ActiPatch Therapy device: (a) size, shape, weight and color of the housing, (b) basic shape of the antenna, (c) the area and depth of therapeutic coverage of the products, (d) treatment duration, (e) method of product attachment to the patient (i.e. tape, wraps, pads, neoprene braces, adhesives, etc.) and (g) price. New product development and improvements will focus on product costs and effective marketing and distribution strategies.

Technological and Clinical Evidence of Effectiveness

It is now widely accepted in the fields of orthopedics, sports and physical medicine, plastic surgery and chronic wound care, that pulsed electromagnetic therapy exerts a wide range of beneficial effects. More recently, with the development of inexpensive, self-administered micro technology, other branches of medicine have begun to recognize and utilize the curative benefits of radio-frequency therapy. More than 500,000 patients with chronically un-united fractures have benefited from this surgically non-invasive method without risk, discomfort or the high costs of operative repair. Many of the athermal bio-responses, at the cellular and sub-cellular levels, have been identified and found appropriate to correct or modify the pathologic processes for which pulsed electromagnetic therapy is being used.

When the body receives an injury during surgery, or from trauma such as a sprain, the danger of infection is minimal. Nevertheless, the body will respond to the injury to prevent an infection by swelling, which separates the cells to prevent the transmission of infection. This response is known as the “inflammatory process” and consists of a rapid onset tissue destruction phase, followed by a longer duration tissue repair phase. The initial destruction phase is evidenced by redness, heat, swelling and pain in the tissue. To enhance the healing of non-infected injuries, the therapeutic goal of the ActiPatch Therapy products is to induce the tissue to rapidly pass through, or by-pass, the tissue-damaging phase of the inflammatory process and move to the tissue repair mode.

Sales and Marketing Strategy

The Company believes its products represent a technical breakthrough at market disruptive prices. Existing ActiPatch Therapy products generally costs less than $50, compared to costs that often exceed $3,000 for other treatment alternatives. Given the diversity and size of the market opportunity, and the relatively high level of customer interaction that is typically required in the initial sales efforts to describe the benefits and proven success of pulsed electromagnetic energy therapy, management believes it is beneficial to use established, well-positioned sales organizations to sell its products. The Company currently sells and markets its products primarily through third-party distributors. The Company believes it will be able to expand its direct sales and marketing efforts, which it will seek to coordinate with the efforts of its third-party distributors. The key markets that the Company has identified for its ActiPatch Therapy products are:

•	Physicians’ specialties, including plastic surgery centers, orthopedics, general surgery and other surgeons, podiatrists, chiropractor clinics and oral surgeons;

•	Hospitals;

•	Extended care facilities (including nursing homes and rehabilitation centers); and

•	Home health care providers.

Marketing to Resellers. The Company also solicits specialty medical device and pharmaceutical manufacturers to market and sell its ActiPatch Therapy products. The Company believes manufacturers with existing medical specialty product lines, and a trained sales force looking for new products, are ideal distributors. In addition to providing credibility, rapid customer access and a low-cost sales force, existing manufacturers have the potential to provide swift dominance in their market segments and cross market fertilization. The Company anticipates that the general and other surgery markets will develop as plastic surgeons increase their use of its ActiPatch Therapy products and expose these products to the surgeons and other medical practitioners with whom they work.

In the second quarter of 2004, the Company entered into a three-year supply and distribution agreement with Byron Medical, Inc. (“Byron Medical”), a subsidiary of Mentor Corporation, pursuant to which Byron Medical has agreed to market and sell on an exclusive basis, the Company’s ActiPatch Therapy products worldwide, through its sales representatives, to plastic surgeons. Mentor Corporation is a $600 million medical device company that includes among its customers the leading suppliers of medical products and technology to plastic surgeons.

The Company trains and supports the sales representatives and international agents of its distributors, including Byron Medical, in order to maximize market penetration. The Company plans to design motivational incentives to assist account managers in their efforts to maintain field attention, heighten enthusiasm among representatives and agents regarding the success of the product, and insure continued focus on the presentation and distribution of the Company’s products.

Marketing Directly to Physicians’ Offices. The Company plans to directly solicit targeted physicians and other medical care providers by mail and to combine direct response marketing with print advertising and active participation at medical shows and conferences. The impact of these concurrent and consecutive promotional thrusts will be managed and absorbed through a comprehensive Customer Relationship Management (CRM) telemarketing strategy designed to yield the maximum return from the advertising and promotional market blitz. The Company is negotiating with several pharmaceutical direct marketing organizations to assist it in establishing these marketing efforts.

As part of its efforts to directly market its ActiPatch Therapy products to physicians and other medical care providers, the Company plans to sell “Evaluation Orders” consisting of six units and two or three free units for testing, in lieu of excessive and expensive sampling.

Marketing to Hospitals. Management believes the hospital market represents the broadest and deepest long-term potential source of revenue for the Company’s ActiPatch Therapy products. The Company believes the therapeutic properties intrinsic to an ActiPatch Therapy device have application across multiple clinical departments throughout all acute care institutions. The Company also believes the ability to accelerate healing through the repair of damaged cells will be an invaluable asset within the surgical suite because it will reduce pain and the incidence of post-operative infections, minimize scarring and permit a safe, early discharge of surgical patients. In addition, the financial implications of the adoption of ActiPatch Therapy within the operating room could have ramifications on the escalating costs associated with surgery. The Company also anticipates that its ActiPatch Therapy products will have extensive application within the emergency room and other institutional departments as a remedy for sprains, strains, fractures and lacerations. The Company believes its ActiPatch Therapy products for acute care as well as its planned new advanced wound care products, will have universal appeal throughout the hospital environment, due to their ability to combat the endemic and costly problem of pressure sores.

Marketing to Extended Care Customers. Nursing homes and home health care providers are separate markets that will ultimately require distinct channels for the distribution of the Company’s ActiPatch Therapy products. However, they share common tissue management characteristics that, for strategic planning, align them for analysis, specific tactics and coordinated implementation.

For example, bedsores or pressure ulcers develop on patients who, due to illness or immobility, require prolonged bed or wheelchair restriction. The prevalence of the decubitus ulcer problem, along with its associated costs, is an ongoing dilemma in both nursing homes and home health care that has not been solved by an inexpensive and effective therapy.

The nursing home market in the United States is comprised of approximately 17,000 separate facilities. However, approximately 13% of those facilities are hospital-based and approximately 52% of those facilities are owned and operated by nursing home chains. It is the Company’s intention to market its products directly to nursing homes. The Company anticipates that the adoption and use of its products by the large nursing home chains and hospital-based nursing homes will create an increased awareness of, and demand for, its products throughout the independently owned nursing homes.

The Company plans to channel the distribution of its ActiPatch Therapy products in the home health care segment through a regional network of dealers and distributors in order to directly supply the user patient. The Company has not yet entered into any agreements with respect to the distribution of its products to the home health care segment.

International Marketing. On September 29, 2004, TUV Rheinland, N.A., a recognized regulatory body for ISO Certification, notified the Company that it had successfully completed a compliance audit for ISO 13485 Medical Devices, and that the CE Mark for the ActiPatch Therapy device has been recommended for approval. The Company subsequently received the approval and began shipping ActiPatch Therapy products to Byron Medical Inc.’s international distributors. The Company believes the European Union is an open market for the Company’s innovative use of electromagnetic therapy due in part to Europe’s classification of the device and familiarity and extensive use of the traditional electromagnetic therapy apparatus.

The Company has also received regulatory approval under the Canadian Medical Devices Conformity Assessment System to sell its ActiPatch Therapy device in Canada.

Manufacturing Process

The Company’s ActiPatch Therapy products currently are manufactured by third-party subcontractors. Although a certain degree of control is sacrificed by sub-contracting the manufacturing process, management believes it can adequately control the quality and flow of the product.

The ActiPatch Therapy products are manufactured in two stages:

•
Surface Mount Technology (SMT): The central operating component of the devices is a small custom microchip that controls the timing functions and the pulsed, high frequency electromagnetic field. Manufacturing of this microchip involves the computer automated assembly and testing of sub-miniature electronic components on a circuit board. Many surface mount manufacturers can provide the electronic components necessary to manufacture the microchip. Batch production of the product takes approximately six to eight weeks. The Company anticipates it will develop a preferred vendor relationship with a surface mount technology assembler to inventory components.

•	Encapsulation: The second stage of the manufacturing process entails laminating the electronics board in plastic and onto a foam backing.

Once the product is assembled, it is labeled and packaged at an FDA-approved facility in stackable cardboard boxes, together with the appropriate wipes and adhesive pads. The Company manufactures its ActiPatch Therapy products in compliance with the FDA’s Good Manufacturing Procedures and ISO 13485 Medical Devices quality standards. The Company’s Director of Engineering is responsible for overseeing compliance with these standards. See “Regulatory Environment” below.

The Company believes it has made significant progress in improving its product and reducing the cost of manufacturing.

Patents and Intellectual Property

Throughout its existence, the Company has aggressively created and developed intellectual property in the medical device field. The Company acquired 44 patents that now have expired. Instead of filing for FDA regulatory delay patent extensions, the Company opted to file new patent applications to cover its technological improvements, fixing and delivery methods, and medical treatment procedures. The Company has approximately 150 new patent claims pending. We have filed in the United States, the European common market, Canada, and other major European markets such as Japan, South Korea, Mexico, Australia, etc.

The Company relies upon a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its rights to any intellectual property it creates. Any infringement of the Company’s proprietary rights could result in significant litigation costs, and any failure to adequately protect the Company’s proprietary rights could result in its competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite the Company’s efforts to protect its proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect the Company’s proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of the Company’s products or to obtain and use information that the Company regards as proprietary. Accordingly, the Company may not be able to prevent misappropriation of its technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of the Company’s products is difficult. Litigation may be necessary in the future to enforce the Company’s intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm the business of the Company.

The Company has filed new patent applications in the United States and with the World Intellectual Property Organization for the Company’s recent product improvements, and it intends to file additional patent applications on various technologies in the United States and elsewhere. The Company cannot assure you that any patent will be issued from any pending application. Furthermore, the Company cannot assure you that any patent that has been, or may be issued, covers or will cover its products or those it intends to sell. Moreover, the Company cannot assure you that any patent that has been issued, or will be issued, will not be reexamined by the United States Patent and Trademark Office or held invalid for any of a variety of reasons.

The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to the Company’s business. Any claims asserting that the Company’s products infringe or may infringe proprietary rights of third parties, if determined adversely to the Company, could significantly harm its business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of the Company’s technical and management personnel or cause product shipment delays, any of which could significantly harm its business. The Company is not involved in litigation regarding any of its patents, nor is the Company aware of any third-party infringement of any patents or other intellectual property.

Regulatory Environment
A significant factor in the production and marketing of the Company’s ActiPatch Therapy products, and in its research and development activities, is regulation by the applicable governmental authorities in the United States, including the FDA, and those in other countries in which the Company distributes or intends to distribute its products. These regulatory agencies must approve the Company’s products before the Company can market them in the applicable regions. Over the past few years, the FDA’s Center for Devices and Radiological Health (the division of the FDA that regulates medical devices in the United States) has become more flexible in the approval process of medical devices. The FDA typically categorizes medical devices into three regulatory classifications subject to varying degrees of regulatory control:

CLASS I:  Subject to the least regulatory control. Requires compliance with labeling and record keeping regulations.

CLASS II: Subject to performance standard and other general controls.

CLASS III: Requires clinical testing to assure safety and effectiveness. Subject to other general controls.

The Company’s ActiPatch Therapy products are Class III devices and are subject to a pre-market notification process pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act. This section requires that the introduction of new products into the market, or the modification of existing products that could significantly affect the safety or effectiveness of the device, be preceded by a 510(k) notification to the FDA. The notification must contain information that establishes that the product is as safe and effective as an existing device that is legally marketed. The company that has filed the application will be granted clearance to market the product once the FDA has made this determination. The FDA generally makes this determination within ninety (90) days after receipt of the notification based on the information submitted by the applicant.

The FDA also regulates the processes and facilities used to manufacture medical devices and related products. In order to market devices and products that are approved by the FDA, the manufacturer’s quality control and manufacturing procedures must conform to the FDA’s Good Manufacturing Practice (GMP) regulations. The GMP regulations cover the design, packaging, labeling and manufacturing of medical devices. The Company must consistently spend the necessary time and resources in all areas of production and quality control to ensure full technical compliance with all FDA regulations.

The Company’s ActiPatch Therapy products are also subject to foreign regulatory approval before they may be marketed abroad.

Any changes in the laws and regulations, or new interpretations of existing laws and regulations, may have a significant impact on the Company’s methods of operation and its costs of doing business. There can be no assurance that future regulatory, judicial and legislative changes in the United States or any other territory in which the Company’s ActiPatch Therapy products are marketed will not have a material adverse effect on the Company. There can be no assurance that regulators or third parties will not raise material issues with regard to the Company or its compliance or non-compliance with applicable regulations or that any changes in applicable laws or regulations will not have a material adverse effect on the Company and its business.

Medicare Reimbursement

The Center for Medicare & Medicaid Services (CMS) recently approved electromagnetic therapy for reimbursement under CIM 35-102 covering chronic Stage III and Stage IV pressure ulcers (bedsores), arterial ulcers, diabetic ulcers and venous stasis ulcers. Reimbursement is effective as of July 6, 2004 under the Health Care Procedural Coding System’s (HCPCS) code G0329, with reimbursement levels dependent on geography and facility type.

The Company believes that approval from the CMS provides:

•	Financial benefits to the users of its ActiPatch Therapy products;
•	Greater likelihood of institutional acceptance of the use of electromagnetic therapy in outpatient, hospital and skilled care (i.e. nursing home) facilities;
•	Potential inroads with commercial insurance carriers to approve reimbursement for non-Medicare/Medicaid insured programs; and
•	Increased opportunity to petition CMS in the future for reimbursement approval of other electromagnetic therapies and applications.

Competition

The medical device industry is highly competitive. On a broad therapeutic scale, the Company’s ActiPatch Therapy products compete with pharmaceutical products and other medical devices used or useful in the care and treatment of wounds and other soft tissue injuries. The intended use of the ActiPatch Therapy device is adjunctive to standard wound care treatments such as dressings, antibiotics and topical agents. In that sense, the ActiPatch Therapy device does not compete directly with these existing products. However, companies that market complex dressings (including the ConvaTec subsidiary of Bristol-Myers Squibb Co., which sells DuoDerm; the 3M Company, which sells Tegader; and Smith & Nephew PLC, which sells OP-Site) may view the Company’s ActiPatch Therapy product as a competitor due to the fact that it is designed to shorten treatment time for wounds and reduce the use of complex dressings.

The categories of existing electrotherapeutic products are as follows:

•	Transcutaneous Electrical Nerve Stimulators (“TENS”);
•	Muscle Stimulators Microcurrent Stimulators (“MENS”);
•	Ultrasound devices;
•	Non-fusion electromagnetic bone therapy devices;
•	Short-wave diathermy; and
•	Pulsed short-wave diathermy.

These devices are generally used to: (i) control acute and chronic pain; (ii) decrease joint contracture; (iii) facilitate fracture healing, muscle re-education and tissue healing; (iv) minimize disuse atrophy; (v) reduce edema and muscle spasm; and (vi) strengthen the muscle.

Manufacturers of medical devices represent the most direct form of competition for the Company since these companies typically have established manufacturing and distribution processes for their products. However, no single entity has established a commanding market share position within the electromagnetic or electro stimulation therapy markets. In addition, the technical nature of the ActiPatch Therapy device presents a strong limitation for direct competition and entry into the market.

Specific medical device companies that provide electromagnetic therapies similar to those offered by the Company include DiaPulse Corporation of America, ADM Tronics, Inc., Biomedical Design Instruments and CuraTronic, Ltd. However, these companies offer larger, fixed facility-dependent devices rather than the small, portable devices offered by the Company. The Company believes the competitive advantages of its ActiPatch Therapy products include their size, ease of use, the ability to self administer therapy, cost and distinct healing benefit, combined with their ability to provide pain relief.

Employees

On July 1, 2005, the Company entered into a co-employment agreement with Administaff, Inc. Administaff, Inc. delivers personnel management services and assumes or shares many of the responsibilities of being an employer. In addition, Administaff, Inc. provides our employees with a wide array of value-added benefits and services. At December 31, 2005, the Company had an aggregate of three full-time employees at its headquarters in Frederick, Maryland, two employees at its design and production office in Murrieta, California, and eight employees in its orthopedic sales group in Westlake, California. None of the Company’s employees is represented by a labor union and the Company considers its relationships with its employees to be good.

Property

The Company recently relocated its corporate headquarters to 401 Rosemont Avenue, 3rd Floor Rosenstock Hall, Frederick, Maryland 21701. The premises on which this office is located are owned by the Frederick Innovative Technology Center, Inc. The term of the lease expires on March 4, 2006 and the current rent is $900 per month. The lease term will automatically be extended for six month periods unless either party gives the other written notice of cancellation at least forty five (45) days prior to the expiration of any lease term.

The Company maintains a design and production office located at 41120 Elm Street, Building H, Murrieta, California 92562 pursuant to a lease agreement between the Company and Madison Commercenter, LLC. The term of the lease expires on March 30, 2006 and the current rent for the facilities is $550.00 per month.

The Company sub-leases office space at the facilities of Custom Converting, Inc., a medical device manufacturer and assembler located at 2625 Temple Heights Drive, Oceanside, California 92056. The current rent for this space is $500.00 per month and the sub-lease is terminable at will.

The Company maintains a direct response orthopedic sales office at 31255 Cedar Valley Drive, Westlake, California. pursuant to a lease agreement between the Company and Westlake Plaza Business Park, LLC. The term of the lease expires on March 14, 2007 and the current rent for the facilities is $3,430.80 per month.

Legal Proceedings

The Company and Andrew Whelan, President & CEO, are defendants in a lawsuit brought by a plaintiff who is seeking damages arising from a breach by the Company of certain alleged oral contractual obligations. The plaintiff claims that, pursuant to these alleged obligations, he would have been entitled to receive Common Stock and options to purchase Common Stock from the Company as compensation for rendering certain services to the company. Although this legal action is in its preliminary stages and the full amount of the plaintiff’s claim has not been asserted, the Company believes the potential dollar amount of the claim will not have a material adverse effect on its operations or financial condition. The Company believes the plaintiff’s claims are without merit and intends to defend the lawsuit and pursue any counterclaims vigorously.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to each executive officer and director of the Company as of December 31, 2005:

Name	Age	Position
Andrew J. Whelan	64	Chairman and President
Thomas J. O’Connor	48	Chief Operating Officer, Chief Financial Officer, Secretary, Director
Todd Kislak	49	President Orthopedic Group
Joseph Iglesias	39	Vice President of Design and Engineering
Brian M. Kinney, M.D.	50	Director
Ashton Peery	54	Director
Douglas Watson	60	Director
Mary Whelan	55	Director
Richard Staelin, Ph.D.	66	Director

Andrew J. Whelan - President and Chairman: Mr. Whelan is a founder of the Company and has served as the President and Chairman of the Board since April 2000. From 1993 to April 2000, Mr. Whelan served as the President of P.A. Whelan & Company, Inc., a consulting firm owned by Mr. Whelan and his wife that specialized in the health care industry. Mr. Whelan was also a founder of Drug Counters, Inc., a chain of managed care retail pharmacies, where he served as President and Chief Executive Officer from 1992 until 1994. Drug Counters, Inc. was sold to Diagnostek, Inc. in 1994. From 1984 until 1992, Mr. Whelan served as Chairman of the Board of Directors and President of Physicians’ Pharmaceutical Services, Inc., a public company of which he was a founder.

Thomas J. O’Connor - Executive Vice President, Chief Operating Officer, Secretary and Director: Mr. O’Connor has served as Chief Operating Officer, Chief Financial Officer, Secretary and as a director of the Company since October 2004. Prior to joining the Company, Mr. O’Connor served as Senior Vice President - Managed Care at SXC Health Solutions, a prescription claims processing company, from October 2002 until October 2004. From February 2000 until October 2002, Mr. O’Connor served as an independent consultant providing his e-health, e-marketing, product development and marketing expertise to clients. Mr. O’Connor also served as a member of the initial senior management team recruited in 1994 to develop CVS Corporation’s prescription benefits management subsidiary. While at CVS Corporation, Mr. O’Connor served as Vice President - Operations/Information Services from August 1994 until December 1998 and as Vice President - Sales & Marketing from January 1999 until February 2000.

Todd Kislak - President, Orthopedic Group: Mr. Kislak has served as President of the Company’s Orthopedic Group since January 3, 2005.  Mr. Kislak served as Director of Marketing and Business Development, as well as Director of International Sales at Royce Medical from December 1997 to March 2003, as Director of Marketing, Personal Products Division and other sales and marketing positions at Sunrise Medical from April 1989 to December 1997, and as Executive Vice President at Solana Medspas from September 2003 to April 2004. From April 2004 to December 2004, Mr. Kislak was a self employed consultant and investor. Each position involved national and international responsibilities. In 2001, Mr. Kislak launched an OEM marketing program with a major manufacturer of PEMF bone growth stimulators.

Joseph Iglesias - Vice President of Design and Engineering: Mr. Iglesias has served as the Company’s Vice President of Design and Engineering since June 1, 2005. Mr. Iglesias served as the Manager of Product Design at Royce Medical from May 1990 to April 2005.

Outside Directors:

Brian M. Kinney, M.D., F.A.C.S, M.S.M.E. - Director: Dr. Kinney is the Chief of Plastic Surgery at Century City Hospital in California and has served as a director of the Company since April 2000. He was the Chairman of the New Technologies Committee of the American Society of Plastic and Reconstructive Surgeons, which Committee has evaluated the use of pulsed electromagnetic therapy. Throughout his career, Dr. Kinney has received numerous honors, awards and scholarships for his research, including an award for extraordinary service to the American Society of Plastic and Reconstructive Surgeons. Over the past 20 years, Dr. Kinney has accepted many teaching appointments, visiting professorships and hospital appointments, and is involved in committee service at universities and hospitals throughout the country. Dr. Kinney serves on the faculty of the University of Southern California Medical School, and is a visiting professor at New York University Medical School and the Vanderbilt Medical School. He has authored or co-authored over 31 books and articles, including several articles on the use of pulsed electromagnetic field therapy in surgery.

Ashton Peery - Director: Mr. Peery has served as a director of the Company since February 2003. Mr. Peery served as General Partner at Lucent Venture Partners, Inc. from 2000 until 2002. Before that, Mr. Peery served as Vice President - Corporate Strategy and Business Development at Lucent Technologies, Inc. (“Lucent”) from 1998 until 2000. Prior to joining Lucent, Mr. Peery worked at the consulting organization Geopartners Research, Inc., where he served as Managing Director from 1995 until 1998, Principal from 1993 until 1995 and Senior Consultant from 1991 until 1992. Mr. Peery is also a director of Viseon, Inc., a leading developer and manufacturer of patented personal broadband communications solutions.

Douglas Watson - Director: Mr. Watson has served as a director of the Company since February 2003. Mr. Watson is the founder and Chief Executive Officer of Pittencrieff Glen Associates, which was established in July 1999. Prior to this, Mr. Watson spent 33 years working at Geigy / Ciba-Geigy / Novartis, during which time he held a variety of positions in the United Kingdom, Switzerland and the United States. Mr. Watson served as President of Ciba-Geigy’s U.S. Pharmaceuticals Division from April 1986 until March 1996, at which time he was appointed President and Chief Executive Officer of Ciba-Geigy Corporation. From January 1997 until May 1999, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G. Mr. Watson is the Chairman of the Board of OraSure Technologies, Inc. and also of Javelin Pharmaceuticals, Inc. Mr. Watson also currently serves as a member of the board of directors of Engelhard Corporation, Dendreon Corporation, Genta Incorporated, BioMimetic Therapeutics, Inc., and InforMedix, Inc. He is also a member of the board of directors of the American Liver Foundation, and is Chairman of the Freedom House Foundation.

Mary Whelan - Director: Ms. Whelan has served as a director of the Company since April 2002. Ms. Whelan also served as Vice President - Marketing of the Company from September 2002 until July 2003 and as Secretary from February 2002 until September 2004. Ms. Whelan currently serves as Executive Vice President - Marketing & Communications at mPhase Technologies, Inc. Ms. Whelan served as Vice President - eBusiness at Lucent Technologies from January 1999 until August 2001. Prior to that, Ms. Whelan served as Lucent’s Vice President - Strategic Communications and Market Operations, in which capacity she was responsible for Lucent’s global marketing operations, including marketing communications and customer programs, and for the global sales support environment for the worldwide sales force. Ms. Whelan is the sister of Andrew Whelan, our President.

Richard Staelin, Ph. D. - Director: Dr. Staelin, the Edward and Rose Donnell Professor of Business Administration at The Fuqua School of Business at Duke University, has served as a director of the Company since April 2005. Dr. Staelin served as the Executive Director of the Marketing Science Institute from 1991 to 1993, and has held numerous positions at the American Marketing Association (AMA) from 1997 to 2005 and has held numerous positions at Duke University including Deputy Dean, the initial Managing Director of the Global MBA program, and the Associate Dean for Executive Education. He is currently the President-elect for ISMS, an international organization of marketing scientists. Dr. Staelin was Educator award of the Year by the American Marketing Association and won the Converse award for his cumulative impact on the marketing profession. He has consulted for the FDA and the FTC in addition to a number of major corporations including IBM and Ford Motor Company. In addition Dr. Staelin was an editor and/or on editorial board member of Marketing Science, Journal of Marketing Research, the Journal of Marketing, the Journal of Consumer Research and the Journal of Consumer Psychology. He has served on the boards of Dispute Resolution Center in Chapel Hill, NC and the Drama Department at Duke University.

Executive Compensation

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Mr. Andrew J. Whelan, our Chief Executive Officer, and other executive officers of the Company (the “Named Executives”) with total compensation in excess of $100,000 in compensation during the three fiscal years ended December 31, 2005.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation ($)	Options(#)	All Other Compensation
Andrew J. Whelan Chief Executive Officer and President	2005 2004 2003	$0 $0 $0	None None None	None None None	0 0 0	None None None

Thomas J. O’Connor(1) Vice President - Operations and Chief Financial Officer	2005 2004 2003	$150,000 $0 $0	None None None	None None None	0 2,100,000 None	None 500,000 shares None

Todd Kislak(2) President - Orthopedic Group	2005 2004 2003	$150,000 $0 $0	None None None	None None None	2,100,000 0 0	500,000 shares None None

Joseph Iglesias(3) Vice President - Design and Engineering	2005 2004 2003	$115,000 $0 $0	None None None	None None None	900,000 0 0	None None None
__________________

(1) Mr. O’Connor became our Vice President - Operations and Chief Financial Officer in October 2004 and receives an annual salary of $150,000 for such services, and he did not draw a salary until 2005. In 2005, Mr. O’Connor was paid $68,750 for his services rendered to the Company. In October of 2004, Mr. O’Connor was granted 500,000 shares of common stock and an option for 2,100,000 shares, both of which vest over three years. The shares underlying the options have an exercise price of $.30 per share with respect to the initial 700,000 shares under the option, $.40 per share for the next 700,000 shares, and $.50 per share for the final 700,000 shares under the option.

(2) Mr. Kislak became our President-Orthopedic Group in January 2005 and receives a salary of $150,000 for such services. In 2005, Mr. Kislak was paid 143,750.13 for his services rendered to the Company. In January 2005, Mr. Kislak was granted 500,000 shares of common stock and an option for 2,100,000 shares, both of which vest over three years. The shares underlying the options have an exercise price of $.30 per share with respect to the initial 700,000 shares under the option, $.40 per share for the next 700,000 shares, and $.50 per share for the final 700,000 shares under the option.

(3) Mr. Iglesias became our Vice President-Design & Manufacturing in June 2005 and receives a salary of $115,000 for such services. In 2005, Mr. Iglesias was paid $52,708.37 for his services rendered to the Company. In June 2005, Mr. Iglesias was granted an option for 900,000 shares which vests over three years.

Employment Agreements

We have entered into employment agreements with three of our executive officers.

Thomas J. O’Connor’s employment agreement with the Company became effective as of October 1 2004. Mr. O’Connor was appointed as Vice President of Operations and Chief Financial Officer of the Company. The term of the agreement is from October 1, 204 until December 31, 2007, unless terminated earlier. Mr. O’Connor is receiving base compensation of $150,000 a year, plus an annual bonus of up to 50% of the base compensation for the year, with such formula to be established by the Compensation Committee of the Board of Directors. In addition, Mr. O’Connor was granted 500,000 shares of restricted Common Stock of the Company and an option (the “Option”) to purchase 2.1 million shares of the Common Stock of the Company. The Option shall be granted subject to the following terms: (i) the exercise price with respect to the initial 700,000 shares under the Option shall be $.30 per share (ii) an additional 700,000 shares at a grant price of $.40 per share; (iii) an additional 700,000 shares at a grant price of $.50 per share; (iv) the Option and grant shall fully vest over a three-year period the Options are exercisable as follows: 33.3% shall be exercisable on each of the first, second and third anniversaries of the grant date; and (iv) the Option shall be exercisable by Mr. O’Connor or his estate for a period of five years.

The Company also entered into an employment agreement with Todd Kislak. Mr. Kislak’s employment agreement with the Company became effective January 3, 2005. Mr. Kislak was appointed as President of the Orthopedics Group of the Company. The term of his agreement is from January 3, 2005 until December 31, 2007, unless terminated earlier. Mr. Kislak is receiving base compensation of $150,000 a year, plus an annual bonus of up to 50% of the base compensation for the year, with such formula to be established by the Compensation Committee of the Board of Directors. In addition, Mr. Kislak was granted 500,000 shares of restricted Common Stock of the Company and an option (the “Option”) to purchase 2.1 million shares of the Common Stock of the Company. The Option shall be granted subject to the following terms: (i) the exercise price with respect to the initial 700,000 shares under the Option shall be $.30 per share (ii) an additional 700,000 shares at a grant price of $.40 per share; (iii) an additional 700,000 shares at a grant price of $.50 per share; (iv) the Option and grant shall fully vest over a three-year period the Options are exercisable as follows: 33.3% shall be exercisable on each of the first, second and third anniversaries of the grant date; and (iv) the Option shall be exercisable by Mr. Kislak or his estate for a period of five years.

The Company also entered into an employment agreement with Joseph Iglesias. Mr. Iglesias’s employment agreement with the Company became effective as of June 1, 2005. Mr. Iglesias was appointed as Vice President of Design and Engineering of the Company. The term of his agreement is from June 1, 2005 until May 31, 2008, unless terminated earlier. Mr. Iglesias is receiving base compensation of $115,000 a year, plus an annual bonus of up to 50% of the base compensation for the year, with such formula to be established by the Compensation Committee of the Board of Directors. Mr. Iglesias was granted an option (the “Option”) to purchase 900,000 shares of Common Stock of the Company. The Option shall be granted subject to the following terms: (i) the exercise price with respect to the initial 300,000 shares under the Option shall be $.30 per share (ii) an additional 300,000 shares at a grant price of $.40 per share; (iii) an additional 300,000 shares at a grant price of $.50 per share; (iv) the Option and Grant shall fully vest over a three-year period based on continuous employment of the Executive and the Options are exercisable as follows: 33.3% shall be exercisable on each of the first year, second year and third year anniversaries of the Grant Date; and v) the Option shall be exercisable by Executive or his estate for a period of five years.

Stock Option Grants

The following table sets forth individual grants of stock options and stock appreciation rights (“SARs”) made during fiscal 2005 to the Named Executives.

Option/SAR Grants In Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Share)	Expiration Date
Todd Kislak (3)	2,100,000	70%	$.30 to $.50	1/02/2010
Joseph Iglesias (4)	900,000	30%	$.30 to $.50	5/31/2010
_______________

(1)	No SARs were granted in fiscal 2005.

(2)	In fiscal 2005, we granted options to two employees to purchase an aggregate of 3,000,000 shares of our Common Stock.

(3)
The shares underlying the options have an exercise price of $.30 per share with respect to the initial 700,000 shares under the option, $.40 per share for the next 700,000 shares, and $.50 per share of the final 700,000 shares under the option.

(4)
The shares underlying the options have an exercise price of $.30 per share with respect to the initial 300,000 shares under the option, $.40 per share for the next 300,000 shares, and $.50 per share of the final 300,000 shares under the option.

The Company may grant stock appreciation rights to its management personnel for up to 10 million of shares of Common Stock. Shares are granted on the date of the Executive Employment Agreement. Upon exercise of a stock appreciation right, the holder may receive shares of Common Stock and cash equal to the excess of the fair market value of the Common Stock at the date of exercise over the option price. Stock may be exercised five years from the date of granting.

Stock Option Exercised

The following table contains information relating to the exercise of our stock options by the Named Executives in fiscal 2005, as well as the number and value of their unexercised options as of December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)(1)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. O’Connor	0	0	700,000	1,400,000	$42,000	$0
Todd Kislak	0	0	0	2,100,000	N/A	$42,000
Joseph Iglesias	0	0	0	900,000	N/A	$18,000
________________
The Company has a nonqualified stock option plan for selected executives and other key employees under which options to purchase shares of the Company’s Common Stock are granted at exercise prices ranging from $0.30 to $0.50 per share. Options may be exercised over a five-year period and vest 33 1/3% each year over a three-year period. Options to purchase up to 5.685 million shares were issued during the nine months ended September 30, 2005, 3 million of which were issued to the Named Executives.

(1)	The sum of the numbers under the Exercisable and Unexercisable column of this heading represents the Named Executives’ total outstanding options to purchase shares of Common Stock.

(2)
The dollar amounts shown under the Exercisable and Unexercisable columns of the heading represent the number of exercisable and unexercisable options, respectively, that were “In-the-Money” on December 31, 2005, multiplied by the difference between the closing price of the Common Stock on December 31, 2005, which was $0.36 per share, and the exercise price of the options. For purposes of these calculations, In-the-Money options are those with an exercise price below $0.36 per share.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 31, 2005, the names, addresses and number of shares of our Common Stock beneficially owned by all persons known to us to be beneficial owners of more than 5% of the outstanding shares of our Common Stock, and the names and number of shares beneficially owned by all of our directors and all of our executive officers and directors as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned). As of December 31, 2005, we had a total of 62,484,892 shares of Common Stock outstanding:

Name and Address	Number of Shares(1)	Percent Prior to Offering(1)
Andrew J. Whelan 3612 Sprigg Street Frederick, Maryland 21704	30,912,964(2)	49.5%

Mary Whelan(3) 23 Crest Drive Basking Ridge, New Jersey 07920	2,368,472	3.8%

Richard Staelin, Ph.D. 5200 Pinney Creek Lane Durham, NC 27705	300,000	*

Thomas J. O’Connor 1130 E. Missouri Ste 700 Phoenix, Arizona 85014	492,072(4)	*

Todd Kislak 5809 Middle Crest Drive Agoura Hills, CA 91301	25,000(5)	*

Brian Maltbie Kinney, M.D. 2080 Century Park East Los Angeles, California 90067	513,694(6)	*

Ashton Peery 50 Old Concord Road Lincoln, Massachusetts 01773	369,130(6)	*

Douglas Watson 52 Liberty Corner Road Far Hills, New Jersey 07931	328,217(6)	*

Joseph Iglesias 1930 Brush Oak Court Thousand Oaks, California 91320	100,000(7)	*

All directors and officers as a group (9 persons)	35,409,549	56.7%

________________

*  Represents the beneficial ownership of less than 1% of the Common Stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options or stock warrants currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such stock options or warrants, but are not deemed outstanding for computing the percentages ownership of any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed in the table, based on information furnished by such owners, have sole investments and voting powers with respect to such shares

(2)	Represents shares owned by PAW, LLC, a limited liability company the members of which are the immediate family members of Mr. Whelan and of which Mr. Whelan is the manger.

(3)
Represents shares owned by eMarkets Group, the President of which is Mary Whelan and the members of which are Mary Whelan and her immediate family, other than currently exercisable options to purchase up to 50,000 shares of Common Stock, which were issued directly to Ms. Whelan.

(4)
Does not include 500,000 shares of restricted Common Stock and options to purchase 2,100,000 shares of Common Stock issued to Mr. O’Connor pursuant to his employment agreement, which restricted Common Stock and options did not begin to vest until October 2005.

(5)
Does not include 500,000 shares of restricted Common Stock and options to purchase 2,100,000 shares of Common Stock issued to Mr. Kislak pursuant to his employment agreement, which restricted Common Stock and options did not begin to vest until January 2006.

(6)	Includes currently exercisable options to purchase 50,000 shares of Common Stock.

(7)
Includes 100,000 shares owned by Mr. Iglesias’ minor son. Does not include options to purchase 900,000 shares of Common Stock issued to Mr. Iglesias pursuant to his employment agreement, which restricted Common Stock does not begin to vest until June 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mary Whelan, a member of the Board, is the sister of Andrew J. Whelan, the President and Chairman of the Board. Ms. Whelan also is the President of eMarkets Group, a shareholder of the Company. In July 2003, eMarkets Group, made a loan to the Company in the principal amount of $58,572.58. This loan is evidenced by a promissory note that bears interest at a rate per annum of nine percent (9%) and matures on June 1, 2008. At September 30, 2005, the entire principal amount of, and any accrued interest on, this loan, in the amount of $70,813.31 remained outstanding. The note is scheduled for repayment in January 2007.

In April 2000, the Company acquired from Patricia A. Whelan, the wife of Andrew J. Whelan, the Chairman of the Board and President of the Company, certain patents (including all 44 patents currently owned by the Company), technology, research, trademarks and other assets relating to pulsed electromagnetic energy therapy (the “Acquired Assets”). The Acquired Assets were acquired by Mrs. Whelan in October 1994 from Shannon Investments, Inc. (“Shannon”) in a transaction in which Mrs. Whelan agreed to pay to Shannon (i) 20% of any consideration received by Mrs. Whelan, directly or indirectly, from the Acquired Assets, including any sales of products utilizing any of the Acquired Assets and (ii) a 2% royalty payment on any sales by Mrs. Whelan of products utilizing the Acquired Assets. In such transaction, Shannon acknowledged that Mrs. Whelan had the authority to dispose of or retain the Acquired Assets in her sole discretion. Prior owners of the Acquired Assets transferred the Acquired Assets under transfer and assignment agreements that included similar 2% royalty payments. While the Company believes it is not responsible for the payment of any royalty or other payments to any prior owner(s) of the Acquired Assets, there can be no assurance that any of such prior owners will not claim that royalty or other payments are due and owing by the Company. Any such claims, with or without merit, could be time consuming, result in costly litigation, and divert the efforts of the Company’s management personnel.

On December 12, 2003, Robert Lorenz, the son-in-law of Andrew J. Whelan made a loan to the Company in the principal amount of $78,280.00. This loan is evidenced by a promissory note that bears interest at a rate per annum of nine percent (9%) and matures on January 1, 2012. At September 30, 2005, the entire principal amount of, and any accrued interest on, this loan, in the amount of $91,495.52, remained outstanding. The Company also issued 400,000 shares of Common Stock to Mr. Lorenz pursuant to a Note Purchase Agreement dated December 12, 2003, executed in connection with this loan. The Lorenz note is scheduled to begin repayment of 60 equal monthly installments, beginning in January 2007.

On December 12, 2003, Betty Jean Rutkowski, the sister-in-law of Andrew J. Whelan, made a loan to the Company in the principal amount of $86,000.00. This loan is evidenced by a promissory note that bears interest at a rate per annum of nine percent (9%) and matures on December 12, 2018. At September 30, 2005, the balance on the note was $84,277.87. The Company also issued 400,000 shares of Common Stock to Ms. Rutowski pursuant to a Note Purchase Agreement dated December 12, 2003, executed in connection with this loan. The Rutkowski note is scheduled for 12 monthly payments of $743 during 2006 and the balance remaining plus accrued interest will be repaid over the next 12 years.

In November 2005, the Company issued senior secured convertible 24 month term notes in the aggregate amount of $750,000 to LH Financial (“the Notes”). The Notes have an 8% coupon, payable on a monthly basis. The Notes issued are convertible notes at the option of LH Financial, at a fixed price of $0.25. For every share of the Company’s Common Stock for which the Notes are converted, LH Financial will receive one warrant, exercisable within a five-year period from the conversion of the Notes.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $.001 per share. As of December 31, 2005, 62,484,892 shares of Common Stock were issued and outstanding. In addition, at such date, 12,683,001 shares of Common Stock were reserved for issuance upon the exercise of outstanding options and warrants and the conversion of outstanding convertible indebtedness.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of Common Stock will have no preemptive, subscription or conversion rights. All shares of Common Stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. Our Board will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the Common Stock. Our declaration of any cash dividends in the future will depend on our Board’s determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, the Company has not declared or paid any dividends and has no plans to pay any dividends to the stockholders.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of Common Stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors. The Common Stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of Common Stock can elect all of our directors. In general, a majority of the votes cast at a meeting of stockholders must authorize stockholder actions other than the election of directors. [However, the Business Corporation Law of the State of New York provides that certain extraordinary matters, such as a merger or consolidation in which we are a constituent corporation, a sale or other disposition of all or substantially all of our assets, and our dissolution, require the vote of the holders of two-thirds of all outstanding voting shares.] Most amendments to our Certificate of Incorporation require the vote of the holders of a majority of all outstanding voting shares.

Warrants

Each warrant entitles the registered holder to purchase one share of Common Stock at a price of $.30 to $.50 per share, subject to adjustment. The warrants have two to five year terms. The three year term Investor Warrants, which are callable by the Company.

Each Investor Warrant allows its holder to immediately purchase one share of Common Stock for $0.50, subject to adjustment, until three (3) years after the date of this Offering. The Investor Warrants are redeemable by the Company, at a price of $.01 per Investor Warrant at any time prior to their exercise or expiration upon 30 days’ prior written notice. The Investor Warrants remain exercisable during the 30-day notice period. Any Investor Warrant holder who does not exercise that holder’s Investor Warrants prior to their expiration or redemption, as the case may be, forfeits that holder’s right to purchase the shares of Common Stock underlying the Investor Warrants.

The exercise price of the warrants and the number and kind of shares of Common Stock to be obtained upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock.

Transfer Agent and Registrar

The registrar and transfer agent for our Common Stock is Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona, (480) 481-3940.

SHARES ELIGIBLE FOR FUTURE SALE

We had outstanding 62,484,892 shares of Common Stock as of the date of this prospectus. All of the shares registered pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of our Common Stock then outstanding; or

(2) the average weekly trading volume of the Company’s Common Stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of December 31, 2005. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Stock being registered.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The “Number of Shares Beneficially Owned After Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the Registration Statement, which includes this prospectus.

Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering (*)	Number of Shares Offered (**)	Number of Shares Beneficially Owned After Offering
Brian Arnott(1)	200,000	200,000	0
Eileen Baungarten(1)	200,000	200,000	0
John Bowers(1)	200,000	200,000	0
NFS LLC/FMTC(1)	200,000	200,000	0
Concrete Restoration System(1)	200,000	200,000	0
Michael Confusione(1)	200,000	200,000	0
Christopher Dedea(1)	200,000	200,000	0
Jiohn Doyle(1)	200,000	200,000	0
Bonnie Egan(1)	200,000	200,000	0
Delaware Charter(1)	200,000	200,000	0
Solomon Feffter(1)	200,000	200,000	0
NFS LLC/FMTC/FBO Giger(1)	200,000	200,000	0
Cheryl Gorman(2)	300,000	300,000	0
Thomas Giuffrida(1)	200,000	200,000	0
Thomas & Ellie Hunter(1)	200,000	200,000	0
Thomas & Elllie Hunter(3)	80,000	80,000	0
Wilfred Huse, MD(1)	200,000	200,000	0
Arthur & Margarate James(1)	200,000	200,000	0
JDR Consulting(1)	200,000	200,000	0
JDR Consulting(1)	200,000	200,000	0
Andrew Lenza(1)	200,000	200,000	0
George Maglaras(1)	200,000	200,000	0
Joseph Manzi(1)	200,000	200,000	0
Alfred Naftel(1)	200,000	200,000	0
Bruce Nlsen(1)	200,000	200,000	0
Alfred Pasi(1)	200,000	200,000	0
B. Michael Pisani(4)	260,000	260,000	0
Edward Pomianoski(1)	200,000	200,000	0
Antonio Rizzo(1)	200,000	200,000	0
Domenic Santana(1)	200,000	200,000	0
Alfred Sferra(1)	200,000	200,000	0
Jerome Shinkay(1)	200,000	200,000	0
Mark Shoicket(1)	200,000	200,000	0
Richard Staelin(1)	200,000	200,000	0
Jeffrey Webber(1)	200,000	200,000	0
Craig Hurst(5)	166,668	166,668	0
The Bosphorous Group(6)	333,334	333,334	0
Buckman, Buckman & Reid	125,000	125,000	0
Jack Buckman	25,000	25,000	0
Buckman, Buckman & Reid(7)	342,000	342,000	0
Representative Warrants(8)	171,000	171,000	0
Ibex	3,750,000	3,750,000	0
Robert & Kelly Lorenz	1,250,000	1,250,000	0
Robert McGuire	1,150,000	1,150,000	0
Richard Cowart	120,000	120,000	0
Jonathan Muelners	120,000	120,000	0
LH Financial(9)	6,000,000	6,000,000	0
Hunter Wise(10)	300,000	300,000	0

Total	20,893,002	20,893,002	0

* Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to its shares of Common Stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders. The number of shares includes shares of Common Stock that the selling stockholder has the right to acquire beneficial ownership of within 60days.

**
Assumes the sale of all shares of Common Stock offered hereby and no other transactions in the Common Stock by the selling stockholders of their affiliates. Stockholders are not required to sell their shares.

(1)	Includes 100,000 shares of Common Stock issuable upon the exercise of warrants of the Company.
(2)	Includes 150,000 shares of Common Stock issuable upon the exercise of warrants of the Company.
(3)	Includes 40,000 shares of Common Stock issuable upon the exercise of warrants of the Company.
(4)	Includes 130,000 shares of Common Stock issuable upon the exercise of warrants of the Company.
(5)	Includes 83,334 shares of Common Stock issuable upon the exercise of warrants of the Company.
(6)	Includes 166,667 shares of Common Stock issuable upon the exercise of warrants of the Company.
(7)	Includes 342,000 shares of Common Stock issuable upon the exercise of warrants of the Company.
(8)	Includes 171,000 shares of Common Stock issuable upon the exercise of warrants of the Company.
(9)	Includes 3,000,000 shares of Common Stock issuable upon the exercise of warrants of the Company.
(10)	Includes 300,000 shares of Common Stock issuable upon the exercise of warrants of the Company.

Except as provided above, no affiliate of any of the selling stockholders has held any position or office with us or any of our affiliate and none of the selling stockholders has had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.

PLAN OF DISTRIBUTION

We are offering for sale a maximum of 10,000,000 shares of our common stock in a self-underwritten offering directly to the public at a price of $.36 per share. There is no minimum amount of shares that we must sell in our Direct Offering, and therefore no minimum amount of proceeds will be raised. No arrangements have been made to place funds into escrow or any similar account. Upon receipt, offering proceeds will be deposited into our operating account and used to conduct our business and operations. We are offering the shares without any underwriting discounts or commissions. The purchase price is $.36 per share.

The Registration Statement also includes an Offering of 20,893,002 shares of Common Stock owned by the selling stockholders. The Company will not receive any proceeds from the sale of such shares. The selling stockholders will sell their Common Stock at the price of $.36 per share until our shares are quoted on the OTC Bulletin Board and thereafter, shares will be sold at the prevailing market prices or at privately negotiated prices. These shareholders may be underwriters as defined by the Securities Act. The selling stockholders will not be permitted to sell, directly or indirectly, including Common Stock or securities convertible into or exchangeable for or evidencing any right to purchase or subscribe for any shares of Common Stock, until the Direct Offering is fully sold or terminated by us.

The selling stockholders have advised us that the sale or distribution of our Common Stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of Common Stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of Common Stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• short sales after this Registration Statement becomes effective;
• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box after this Registration Statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Common Stock and activities of the selling stockholders.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP.

EXPERTS

The consolidated financial statements as of September 30, 2005 and December 31, 2004 and for the years ended December 31, 2004 and 2003 and the nine-month periods ended September 30, 2005 and 2004 included in this prospectus have been audited by Berenfeld, Spritzer, Shechter & Sheer, independent certified public accountants, as stated in its report appearing herein and elsewhere in this Registration Statement, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form SB-2 (including exhibits) under the Securities Act, with respect to the shares to be sold in this Offering. This prospectus does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the Common Stock offered in this prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

We are obligated to file reports with the SEC pursuant to the Securities Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

BioElectronics Corporation

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
BioElectronics Corporation
Frederick, Maryland

We have audited the accompanying balance sheets of BioElectronics Corporation (A Development Stage Company) as of September 30, 2005 and December 31, 2004 and the related statements of operations, stockholders' deficiency and cash flows for the nine months ended September 30, 2005 and 2004, the years ended December 31, 2004 and 2003, and for the period from April 10, 2000 (Inception) to September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioElectronics Corporation as of September 30, 2005 and December 31, 2004 and the results of its operations and its cash flows for the nine months ended September 30, 2005 and 2004, the years ended December 31, 2004 and 2003, and for the period from April 10, 2000 (Inception) to September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

Berenfeld Spritzer Shechter & Sheer
Certified Public Accountants
Sunrise, Florida
January 11, 2006

BioElectronics Corporation (A Development Stage Company)
Balance Sheets
September 30, 2005 and December 31, 2004

ASSETS

	September 30, 2005	December 31, 2004

CURRENT ASSETS
Cash	$86,517	$50,709
Accounts Receivable, net	10,000	-
Inventory	169,205	82,350
Note Receivable	303,750	-
Prepaid Expenses	11,633	967

TOTAL CURRENT ASSETS	581,105	134,026

PROPERTY AND EQUIPMENT, net	83,217	66,881

OTHER ASSETS
Loan Costs	32,792	-
Security Deposits	7,762	-
	40,554	-

TOTAL ASSETS	$704,876	$200,907

BioElectronics Corporation (A Development Stage Company)
Balance Sheets
September 30, 2005 and December 31, 2004

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

	September 30, 2005	December 31, 2004

CURRENT LIABILITIES
Accounts Payable	$378,033	$216,311
Accrued Liabilities	78,641	58,849
Note Payable	-	370,000
Current Portion of Capital Lease Obligations	3,767	2,558
Related Party Notes Payable	33,699	33,124

TOTAL CURRENT LIABILITIES	494,140	680,842

LONG-TERM LIABILITIES
Related Party Notes Payable, Net of Current Portion	293,479	238,766
Capital Lease Obligations, Net of Current Portion	1,646	6,077

TOTAL LONG-TERM LIABILITES	295,125	244,843

TOTAL LIABILITIES	789,265	925,685

STOCKHOLDERS' DEFICIENCY
Capital Stock, Par Value $.001 Per Share, 200 Million Shares Authorized, Issued and Outstanding - 59,469,892 in 2005, 50,916,892 in 2004	21,529	12,976
Additional Paid-In Capital	2,104,738	657,256
Accumulated Deficit	(2,210,656)	(1,395,010)

TOTAL STOCKHOLDERS' DEFICIENCY	(84,389)	(724,778)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$704,876	$200,907

BioElectronics Corporation (A Development Stage Company)
Statements of Operations
Nine Months Ended September 30, 2005 and 2004 and Years Ended December 31, 2004 and December 31, 2003
And for the Period from April 10, 2000 (Inception) to September 30, 2005

	September 30, 2005	September 30, 2004	December 31, 2004	December 31, 2003	Period fromApril 10, 2000 Inception) to September 30, 2005

SALES	$551,611	$300,112	$302,002	$30,497	$884,110

COST OF GOODS SOLD	107,209	98,894	112,724	50,565	270,498

GROSS PROFIT (LOSS)	444,402	201,218	189,278	(20,068)	613,612

OPERATING EXPENSES
General and Administrative	648,785	472,178	695,058	464,225	1,842,192
Design & Development	63,256	-	-	-	63,256
Selling Expenses	517,917	108,830	265,347	64,916	848,180
	1,229,958	581,008	960,405	529,141	2,753,628

LOSS FROM OPERATIONS	(785,556)	(379,790)	(771,127)	(549,209)	(2,140,016)

OTHER INCOME (EXPENSES)
Interest Income	3,750	-	-	-	3,750
Interest Expense	(23,914)	(7,369)	(19,920)	(8,399)	(52,233)
Miscellaneous	(536)	(1,036)	(1,196)	-	(1,732)
Penalties	(9,390)	-	(556)	(10,479)	(20,425)
	(30,090)	(8,405)	(21,672)	(18,878)	(70,640)

NET LOSS	$(815,646)	$(388,195)	$(792,799)	$(568,087)	$(2,210,656)

PER SHARE DATA:
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING - BASIC
AND DILUTED	56,014,225	44,329,482	45,976,334	26,333,333	N/A

BASIC AND DILUTED NET LOSS PER SHARE	($0.015)	($0.009)	($0.017)	($0.022)	N/A

BioElectronics Corporation (A Development Stage Company)
Statements of Changes in Stockholders' Deficiency
Nine Months Ended September 30, 2005 and 2004 and Years Ended December 31, 2004 and December 31, 2003
And for the Period from April 10, 2000 (Inception) to September 30, 2005

	Capital Stock		Additional Paid-in Capital	Accumulated deficit	Total

	Shares	Amount

Balance at April 10, 2000 (Inception)	-	$-	$-	$-	$-
Net Loss		-	-	(34,124)	(34,124)
Contribution of Assets		-	8,000	-	8,000
Issuance of Common Stock for Services Rendered	22,150,000	10	990	-	1,000
Balance at December 31, 2000	22,150,000	10	8,990	(34,124)	(25,124)
Net Loss		-	-	-	-
Balance at December 31, 2001	22,150,000	10	8,990	(34,124)	(25,124)
Net Loss		-	-	-	-
Balance at December 31, 2002	22,150,000	10	8,990	(34,124)	(25,124)
Net Loss		-	-	(568,087)	(568,087)
Sale of Common Stock at $.03 per share	3,950,000	3,950	112,100		116,050
Sale of Common Stock at $.05 per share	800,000	800	38,900		39,700
Sale of Common Stock at $.35 per share	40,000	40	13,960		14,000
Balance at December 31, 2003	26,940,000	4,800	173,950	(602,211)	(423,461)
Net loss		-	-	(792,799)	(792,799)
Common Stock Dividend	15,800,577
Issuance of Common Stock for Services Rendered	2,328,982	2,329	134,953	-	137,282
Sale of Common Stock at $.35 per share	678,000	678	239,322		240,000
Sale of Common Stock at $.43 per share	149,333	149	63,851		64,000
Sale of Common Stock at $.01 per share	5,020,000	5,020	45,180		50,200
Balance at December 31, 2004	50,916,892	12,976	657,256	(1,395,010)	(724,778)
Net loss		-	-	(815,646)	(815,646)
Issuance of Common Stock for Services Rendered	553,000	533	46,117	-	46,650
Sale of Common Stock at $.30 per share	3,420,000	3,420	1,022,580		1,026,000
Sale of Common Stock at $.08 per share	4,600,000	4,600	378,785		383,385
Balance at September 30, 2005	59,469,892	$21,529	$2,104,738	$(2,210,656)	$(84,389)

BioElectronics Corporation (A Development Stage Company)
Statements of Cash Flows
Nine Months Ended September 30, 2005 and 2004 and Years Ended December 31, 2004 and December 31, 2003
And for the Period from April 10, 2000 (Inception) to September 30, 2005

	September 30, 2005	September 30, 2004	December 31, 2004	December 30, 2003	Period from April 10, 2000 Inception) to September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(815,646)	$(388,195)	$(792,799)	$(568,087)	$(2,210,656)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Depreciation and Amortization	14,136	6,388	8,818	1,571	24,526
Provision for Bad Debts	135,506	14,615	14,615	-	150,121
(Increase) Decrease in:
Accounts Receivable	(145,507)	(13,224)	(8,786)	(5,829)	(160,121)
Inventory	(86,855)	(38,660)	(50,115)	(32,235)	(169,205)
Notes Receivable	(303,750)	-	-	-	(303,750)
Prepaid Expenses	(10,667)	-	234	(1,200)	(11,633)
Increase (Decrease) in:
Accounts Payable	161,723	(74,545)	54,139	162,171	378,033
Accrued Liabilities	19,792	-	2,758	56,091	78,641
NET CASH USED IN OPERATING ACTIVITIES	(1,031,268)	(493,621)	(771,136)	(387,519)	(2,224,044)

CASH FLOWS FROM INVESTING ACTIVITIES
Security Deposits	(7,762)	-	-	-	(7,762)
Loan Costs	(32,792)				(32,792)
Purchase of Equipment	(30,472)	(16,192)	(53,045)	(5,238)	(88,755)
NET CASH USED BY INVESTING ACTIVITIES	(71,026)	(16,192)	(53,045)	(5,238)	(129,309)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Note Payable	(370,000)	-	-	-	(370,000)
Proceeds on Note Payable	-	-	370,000	-	370,000
Proceeds from Related Party Notes Payable	55,288	24,762	25,000	224,200	338,610
Payments on Related Party Notes Payable	-	-	(11,434)	-	(11,434)
Payments on Capital Lease Obligations	(3,221)	(38)	(753)	(599)	(4,573)
Proceeds from Issuance of Capital Stock	1,456,035	491,482	491,482	169,750	2,117,267
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,138,102	516,206	874,295	393,351	2,439,870

NET INCREASE IN CASH	35,808	6,393	50,114	595	86,517
CASH, BEGINNING OF PERIOD	50,709	595	595	-	-
CASH, END OF PERIOD	$86,517	$6,988	$50,709	$595	$86,517

BioElectronics Corporation (A Development Stage Company)
Statements of Cash Flows
Nine Months Ended September 30, 2005 and 2004 and Years Ended December 31, 2004 and December 31, 2003
And for the Period from April 10, 2000 (Inception) to September 30, 2005

	September 30, 2005	September 30, 2004	December 31, 2004	December 30, 2003	Period from April 10, 2000 (Inception) to September 30, 2005
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Period:
Interest	$41,055	$10,076	$20,343	$(8,399)	$52,999
Income taxes	$-	$-	$-	$-	$-

SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment purchases financed through capital leases and notes payable		$-	$-	$9,986	$9,986

BioElectronics Corporation (A Development Stage Company)
Notes to Financial Statements

NOTE A - ORGANIZATION AND NATURE OF ACTIVITIES

BioElectronics Corporation was incorporated in April, 2000 and began employee-based operations in 2003. BioElectronics Corporation (the “Company”) is a developer and marketer of drug-free, anti-inflammatory patches. The Company has U.S., FDA, Health Canada and European Union market clearance for its products.

The Company’s first product, ActiPatch ® Therapy, is a dermal patch with an embedded battery operated microchip that delivers weeks of continuous pulsed therapy for a few dollars a day. The patch delivery system and the Company’s patented technology provides an inexpensive and self-administered equivalent of the operator administered pulsed electromagnetic energy therapy used extensively world-wide for decades to reduce swelling, relieve pain and enhance the healing of post-surgical incisions, chronic wounds and orthopedic conditions.

The Company’s authorized capital stock consists of 200 million shares of common stock, $.001 par value per share.

The board of directors has the authority, without action by the Company’s stockholders, to provide for the issuance of preferred stock in one or more classes or series and to designate the rights, preferences and privileges of each class or series, which may be greater than the rights of the common stock.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company has prepared the financial statements in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have maturities of three months or less. The Company places its temporary cash investments with financial institutions and limits the amount of credit exposure to any one financial institution.

Accounts Receivable

The Company conducts business and extends credit based on the evaluation of its customers’ financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. Recoveries of accounts previously written off are recognized as income in the periods in which the recoveries are made. Management recorded allowances for uncollectible accounts in the following amounts: $135,506 and $14,615 as of September 30, 2005 and 2004, and $14,615 and $0 as of December 31, 2004 and 2003, respectively.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Inventory

Inventories consist of raw material, work-in-process and finished goods and are stated at the lower of cost or market using the first-in, first-out method. The Company reviews its inventory for slow moving and obsolete items as changes in circumstances indicate that the carrying value may have been impaired.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. The Company uses the straight-line method in computing depreciation for financial reporting purposes and generally uses accelerated methods for income tax purposes. The annual provisions for depreciation have been computed principally in accordance with the following ranges of asset lives: machinery and equipment - 5 to 20 years.

Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements that extend the lives of the respective assets are capitalized. Any gain or loss on disposition of assets is recognized currently. Depreciation expense was $14,136 and $6,388 for the nine months ended September 30, 2005 and 2004, respectively, and $8,818 and $1,571 for the years ended December 31, 2004 and 2003, respectively.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairments whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the asset exceeds the fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Revenue Recognition

The Company recognizes revenues when a sales agreement has been executed, delivery has occurred, and collectibility of the fixed or determinable sales price is reasonably assured.

Advertising

Advertising costs are expensed as incurred and were $4,228 and $1,776 for the nine months ended September 30, 2005 and 2004, and $1,776 and $18,394 for the years ended December 31, 2004 and 2003, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in its financial statements and accompanying notes. Actual results could differ from those estimates.

Loss Per Share Calculations

Basic net loss per common share is determined by dividing earnings available to stockholders by the weighted average number of shares of common stock. Diluted net loss per share is determined by dividing earnings available to stockholders by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. The Company does not have any dilutive common stock equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued liabilities and loans and notes payable. The carrying amounts of such financial instruments approximate their respective estimated fair values due to the short-term maturities and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

Compensated Absences

The Company does not accrue for compensated absences and recognizes the costs of compensated absences when actually paid to employees. Accordingly, no liability for such absences has been recorded in the accompanying financial statements. Management believes the effect of this policy is not material to the accompanying financial statements. As of July 1, 2005, the Company has engaged Administaff to provide employee benefits and payroll services.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting followed by Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” APB No. 25 provides that the compensation expense relative to the Company’s employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro-forma disclosure of the impact of applying the fair value method of SFAS No. 123.

Equity instruments issued to non-employees are accounted for at fair value. The fair value of the equity instrument is determined using either the fair value of the underlying stock or the Black-Scholes option-pricing model.

Recently Issued Accounting Pronouncements

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure”. SFAS 148 provides alternative transition methods to companies that elect to expense stock-based compensation using the fair value approach under SFAS 123. While the Company has adopted the disclosure only provisions of SFAS 148, it will continue to account for stock-based compensation in accordance with APB No. 25 through December 31, 2005. On January 1, 2006, the Company will adopt SFAS No. 123, “Accounting for Stock-Based Compensation”. The Company will account for the fair value of its grants and options and record a compensation cost against income.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities - an Interpretation of ARB No 51, Consolidated Financial Statements”. This interpretation addresses consolidation by business enterprises of entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Variable interest entities are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among the parties involved. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses or receives a majority of its expected residual returns. In December 2003, the FASB amended FIN 46, now known as FIN 46 Revised (“FIN 46R). The requirements of FIN 46R are effective no later than the end of the first reporting period that ends after March 15, 2004. A company that has applies FIN 46 to an entity prior to the effective date of FIN 46R shall either continue to apply FIN 46 until the effective date of FIN 46R at an earlier date. The adoption of this interpretation did not have an impact on the Company’s financial statements.

Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, and an amendment to Opinion No 29, “Accounting for Nonmonetary Transactions”. SFAS No 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2002. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact, if any, on the Company’s financial position or results of operations.

NOTE C - INVENTORY

The components of inventory as of September 30, 2005 and December 31, 2004 are as follows:

	September 30, 2005	December 31, 2004
Raw materials	$97,904	$17,621
Supplies	36,212	32,142
Finished goods	35,089	32,587
	$169,205	$82,350

NOTE D - NOTES RECEIVABLE

In June, 2005, the Company sold 15,000 pre-finished inventory parts to MaxMed Technologies, Inc. for $300,000 and gave exclusive rights to the custom Foot Orthotic industry. The note is due with interest at 5% on June 30, 2006. Accrued interest receivable of $3,750 was recorded on this note as of September 30, 2005.

NOTE E - NOTE PAYABLE

In November 2004, the Company borrowed an aggregate of $370,000 for working capital purposes, including $50,000 from H. John Buckman, President, Chairman of the Board and principal stockholder of the Placement Agent. Such loans were evidenced by promissory notes that bear interest at the rate of 12% per annum. In connection with such loans, the Company issued to each lender three-year options to purchase for a purchase price of $.30 per share, subject to adjustment, 25,000 shares of Common Stock for each $50,000 borrowed by the Company. The loan was paid in full as of March 31, 2005.

NOTE F - CAPITAL LEASE OBLIGATIONS

The Company is the lessee of equipment under a capital lease expiring in March, 2007. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The asset is depreciated over the lower of their related lease terms or their estimated productive lives.

The lease provides for a purchase option. Generally, purchase options are at prices representing the expected fair value of the property at the expiration of the lease term.

The equipment capital lease agreement terms are as follows: annual interest rate of 16.99%, monthly payments of $288, maturing in March, 2007, secured by equipment with a book value of $4,993 at September 30, 2005.

Depreciation of assets under capital leases is included in depreciation expense and amounted to $1,413 and $1,884, for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively.

Minimum future lease payments under capital leases as of September 30, 2005, for each of the next five years and in the aggregate are:

Year Ended September 30,	Amount

2006	$4,610
2007	1,729
Total minimum lease payments	6,339
Less: Implicit interest	926
Total capital lease payable at September 30, 2005	$5,413

NOTE G - RELATED PARTY NOTES PAYABLE

In 2003 and 2004, four stockholders of the Company made loans to the Company in the principal amounts of $58,573, $78,280, $47,500 and $86,000. The loans are evidenced by promissory notes that bear interest at an annual rate of 9% and mature on various dates through December, 2018. The balances outstanding on the notes payable, including accrued interest, were $294,054 at September 30, 2005, and $271,890 at December 31, 2004.

Related party notes payable also includes temporary advances from stockholders totaling $33,124 as of September 30, 2005 that are expected to be repaid in 2006. As such, the stockholder advance has been classified as a current liability.

Following are maturities of long-term debt for each of the next 5 years and thereafter:

Amount

2006	$33,699
2007	3,212
2008	165,822
2009	3,842
2010	4,203
Thereafter	116,400

$327,178

NOTE H - STOCK OPTION PLANS

In November, 2004, the Company adopted the BioElectronics 2004 Equity Incentive Plan (“the Incentive Plan”), for the purpose of providing incentives for officers, directors, consultants and key employees to promote the success of the Company, and to enhance the Company’s ability to attract and retain the services of such persons. The Company amended the Incentive Plan in March, 2005. An aggregate of 10 million shares of common stock are reserved for issuance under the Incentive Plan, under two stock-based compensation components, which are described below.

Stock Appreciation Rights

The Company may grant stock appreciation rights to its management personnel for up to 10 million shares of common stock. Shares are granted on the date of the Executive Employment Agreement (the “agreement”). Upon exercise of a stock appreciation right, the holder may receive shares of common stock and cash equal to the excess of the fair market value of the common stock at the date of exercise over the option price. Stock appreciation rights may be exercised five years from the time of granting. Stock appreciation rights representing one million shares of stock were issued as of September 30, 2005.

Compensatory Stock Option Plan

The Company has a nonqualified stock option plan for selected executives and other key employees under which options to acquire 5,685,000 shares of the Company’s common stock have been or are committed to be granted, at various rates ranging from $0.30 to $0.50 per share. Options may be exercised over a five-year period and vest 33 1/3% each year over a three-year period.

The following tables set forth options granted, canceled, forfeited, and outstanding:

September 30, 2005
	Number of Shares	Weighted Average Price Per Share	Weighted Average Exercise Price
Outstanding, beginning of period	-
Options granted	5,685,000	$0.30	$0.30
Options exercised	-
Options forfeited	-
Outstanding, end of period	5,685,000	$0.30	$0.30
Exercisable at end of period	1,285,000	$0.30	$0.30

The estimated fair value of options granted in 2005 and 2004 was $.30 per share and $.40 per share, respectively. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company’s stock option plan been determined consistent with SFAS No. 123, the Company’s net loss and net loss per share for the nine months ended September 30, 2005 and 2004, and for the years ended December 31, 2004 and 2003 would have been increased to the pro forma amounts indicated in the following table:

	September 30,		December 31,
	2005	2004	2004	2003
As Reported
Net Loss	($815,646)	($388,195)	($792,799)	($568,087)

Pro Forma
Net Loss	($815,646)	($388,195)	($792,799)	($568,087)

Earnings Per Share:
Basic and Diluted - As Reported	$(0.015)	$(0.009)	$(0.017)	$(0.022)
Basic and Diluted - Pro Forma	$(0.015)	$(0.009)	$(0.017)	$(0.022)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted in 2005 and 2004: risk-free interest rates of 7%; expected dividend yields of 0.0%; expected lives of 3 years; and expected volatility of 0%.

NOTE I - STOCK PURCHASE WARRANTS

In 2005, the Company issued stock purchase warrants to investors (“investor warrants”). At September 30, 2005, there were 4,033,000 warrants outstanding. Each investor warrant represents the right to purchase one share of common stock at the initial exercise price of $.50 per share for two to five years, depending upon the type of warrant issued. The exercise price of the investor warrants and the number of shares of common stock purchasable upon exercise of the investor warrants are subject to adjustment upon the occurrence of certain events, including split-ups or combinations of common stock, dividends payable in common stock, and the issuance of rights to purchase additional shares of common stock or to receive other securities or rights convertible into or entitling the holder to receive additional shares of common stock with or without payment of any consideration.

The investor warrants are redeemable by the Company at a price of $.01 per investor warrant at any time prior to their exercise or expiration upon 30 days’ prior written notice provided that the closing stock price for the Common stock for at least 30 days has been $1.00 per share and the shares underlying the warrants have been registered.

NOTE J - INCOME TAXES

At September 30, 2005 and December 31, 2004, the Company had net operating loss carry-forwards for federal income tax purposes of approximately $2,130,000 and $1,361,000, respectively, which are subject to annual limitations, and are available to offset future taxable income, if any, through 2021.

The net change in the valuation allowance for the nine months ended September 30, 2005 and the year ended December 31, 2004 was an increase of $277,000 and an increase of $270,000, respectively. In assessing the amount of deferred tax assets to be recognized, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. It is not possible at this time to determine that the deferred tax assets are more likely to be realized than not. Accordingly, a full valuation allowance has been established for all periods presented.

The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change”, as defined by the Internal Revenue Code. All federal and state net operating loss carry-forwards are subject to limitations as a result of these restrictions. If there should be a subsequent ownership change, as defined, the Company’s ability to utilize its carry-forwards could be reduced.

NOTE K - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leases office space under operating leases expiring in various years through 2007. In the normal course of business, operating leases are generally renewed or replaced by other leases.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of September 30, 2005, for each of the next three years and in the aggregate are:

Year Ended September 30,	Amount

2006	$44,620
2007	20,585

Total minimum future rental payments	$65,205

Rent expense was $39,594 and $19,562 for the nine months ended September 30, 2005 and 2004, and $26,752 and $0 for the years ended December 31, 2004 and 2003, respectively.

Employment Agreements

The Company has employment and compensation agreements with three key officers of the Company. One of the agreements provides for an officer to receive an annual base salary of $150,000 through December 31, 2007. In addition, for each calendar year ending during the term of the agreement, the officer will be entitled to receive bonus compensation in an amount up to 50% of his base compensation, which amount is based on annual sales of the Company. The officer also received on the effective date of the agreement (October 1, 2004) a grant of 500,000 shares of common stock, and an option to purchase 2.1 million shares of common stock, at an exercise price of $.30 per share with respect to the initial 700,000 shares under the option, $.40 per share for the next 700,000 shares, and $.50 per share of the final 700,000 shares under the option. The option and the grant vest over a three-year period, beginning October, 2004, and the option is exercisable for five years.

A second agreement provides for an officer to receive an annual base salary of $150,000 through December 31, 2007. In all other respects, this officer’s employment agreement contains similar bonus compensation, stock grant, and stock option provisions to those described above in the first agreement.

A third agreement provides for an officer to receive an annual base salary of $110,000 through December 31, 2007. The agreement provides for a similar bonus compensation provision to those described above in the first agreement. The officer also received an option to purchase 900 thousand shares of common stock, at an exercise price of $.30 per share with respect to the initial 300,000 shares under the option, $.40 per share for the next 300,000 shares, and $.50 per share for the final 300,000 shares under the option. The option vests over a three-year period beginning June, 2005, and the option is exercisable for five years.

Litigation

The Company and Andrew Whelan, President & CEO, are defendants in a lawsuit brought by a plaintiff who is seeking damages arising from a breach by the Company of certain alleged oral contractual obligations. The plaintiff claims that, pursuant to these alleged obligations, he would have been entitled to receive common stock and options to purchase common stock from the Company as compensation for rendering certain services to the Company. Although this legal action is in its preliminary stages and the full amount of the plaintiff’s claim has not been asserted, the Company believes the potential dollar amount of the claim will not have a material adverse effect on its operations or financial condition. The Company believes the plaintiff’s claims are without merit and intends to defend the lawsuit and pursue any counterclaims vigorously.

NOTE L - STOCKHOLDERS’ EQUITY

In 2000, the Company issued a total of 22,150,000 shares of common stock to individuals for services rendered, with a total value of $1,000.

In 2003, the Company issued a total of 4,790,000 shares of common stock for aggregate consideration of $169,750.

In 2004, the Company issued a total of 2,328,982 shares of common stock to individuals for services rendered, with a total value of $137,282. The Company also declared a stock dividend of 15,800,577 shares of common stock to existing stockholders on March 15, 2004. Finally, the Company issued a total of 5,847,333 shares of common stock for aggregate consideration of $354,200.

In 2005, the Company issued a total of 533,000 shares of common stock to individuals for services rendered, with a total value of $46,650. The Company also issued a total of 8,020,000 shares of common stock for aggregate consideration of $1,409,385.

NOTE M - SUBSEQUENT EVENT

In December 2005, the Company issued senior secured convertible 24 month term notes in the aggregate amount of $750,000 to LH Financial (“the Notes”). The Notes have an 8% coupon, payable on a monthly basis. The Notes issued are convertible notes at the option of LH Financial, at a fixed price of $0.25. For every share of the Company’s Common Stock for which the Notes are converted, LH Financial will receive one warrant, exercisable within a five-year period from the conversion of the Notes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers
Our directors and officers are indemnified as provided by the Maryland General Corporation Law and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have bee ninformaed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabiliites (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of ourdirectors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjuducation of such issue.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the Common Stock registered hereby, all of which expenses, except for the SEC registration fee, are estimates:

Description	Amount
Registration Fee	$1,190
*Accounting fees and expenses	$25,000	*
Legal fees and expenses	$35,000
*Printing	$500	*
Miscellaneous fees and expenses	$15,000
Total	$76,690
_____________
* Estimated

Item 26. Recent Sales of Unregistered Securities

In January and February 2004, the Company issued an aggregate of 450,000 shares of Common Stock to three medical advisors to the Company for services rendered. The shares were issued pursuant to an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act.

On March 15, 2004, the Company issued 5,020,000 shares of Common Stock to Phalanx Holding Corp. for aggregate consideration of $50,200. The shares were issued pursuant to an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act.

Between March 2004 and August 2004, the Company issued 1,505,714 shares of Common Stock to 11 investors for aggregate consideration of $329,000. The shares were issued pursuant to an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act.

Between November 15, 2004 and November 23, 2004, the Company borrowed an aggregate of $300,000 for working capital purposes. Such loans were evidenced by promissory notes that bear interest at the rate of 12% per annum. The Company issued to each lender three-year options to purchase for an exercise price of $.30 per share, subject to adjustment, 25,000 shares of Common Stock for each $50,000 borrowed by the Company. Buckman, Buckman & Reid, Inc., the Placement Agent in this Offering, acted as placement agent for such loans, for which such firm received as compensation from the Company 150,000 shares of Common Stock. The loans have been repaid in full.

Between December 2004 and April 2005, the Company issued an aggregate of 3,420,000 shares of Common Stock and warrants to purchase 3,420,000 shares of Common Stock for aggregate consideration of $816,949. The shares and warrants were issued pursuant to an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act.

During the first six months of 2005, the Company issued 533,000 shares of Common Stock to medical, financial and market research advisors to the Company for services rendered. The shares were issued pursuant to an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act.

In December 2005, the Company issued senior secured convertible 24 month term notes in the aggregate amount of $750,000 to LH Financial (“the Notes”). The Notes have an 8% coupon, payable on a monthly basis. The Notes issued are convertible notes at the option of LH Financial, at a fixed price of $0.25. For every share of the Company’s Common Stock for which the Notes are converted, LH Financial will receive one warrant, exercisable within a five-year period from the conversion of the Notes.

Item 27. Exhibits

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description
3.1**	BioElectronics Corporation Articles of Incorporation.

3.2**	BioElectronics Corporation Bylaws.

5*	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to the legality of the shares.

10.1**	Employment Agreement between BioElectronics Corporation and Joseph M. Iglesias, dated June 2, 2005.

10.2**	Employment Agreement between BioElectronics Corporation and Todd J. Kislak, dated January 3, 2005.

10.3**	Employment Agreement between BioElectronics Corporation and Thomas O’Connor, dated October 8, 2004.

10.4**	Lease Agreement between BioElectronics Corporation and Madison Commerce Center-A, LLC dated August 31, 2005.

10.5**	Lease Agreement between BioElectronics Corporation and Westlake Plaza Business Park, LLC dated January 31, 2005.

10.6**	BioElectronics Corporation 2004 Stock Incentive Plan, dated November 30, 2004.

10.7**	BioElectronics Corporation 2004 Stock Incentive Plan, as amended, March 22, 2005.

23.1	Consent of Berenfeld Spritzer Shechter & Sheer.

23.2	Consent of Kirkpatrick & Lockhart Nicholson Graham, LLP.

24**	Powers of Attorney (on signature page)

* To be filed by amendment.

** Previously filed.

Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes that:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Frederick, Maryland on February 16, 2006.

BioElectronics Corporation

By:	/s/ Andrew J. Whelan
Andrew J. Whelan
President

In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/Andrew J. Whelan Andrew J. Whelan	Chairman and President (principal executive officer)	February 16, 2006

Thomas O’Connor *	Director and Chief Financial Officer (principal financial and accounting officer)	February 16, 2006

Brian M. Kinney*	Director	February 16, 2006

* By: /s/ Andrew J. Whelan Attorney-in-fact

Signature	Title	Date

Ashton Peery*	Director	February 16, 2006

Douglas Watson*	Director	February 16, 2006

Mary Whelan*	Director	February 16, 2006

Richard Staelin*	Director	February 16, 2006

* By: /s/ Andrew J. Whelan Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
3.1**	BioElectronics Corporation Articles of Incorporation.

3.2**	BioElectronics Corporation Bylaws.

5*	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to the legality of the shares.

10.1**	Employment Agreement between BioElectronics Corporation and Joseph M. Iglesias, dated June 2, 2005.

10.2**	Employment Agreement between BioElectronics Corporation and Todd J. Kislak, dated January 3, 2005.

10.3**	Employment Agreement between BioElectronics Corporation and Thomas O’Connor, dated October 8, 2004.

10.4**	Lease Agreement between BioElectronics Corporation and Madison Commerce Center-A, LLC dated August 31, 2005.

10.5**	Lease Agreement between BioElectronics Corporation and Westlake Plaza Business Park, LLC dated January 31, 2005.

10.6**	BioElectronics Corporation 2004 Stock Incentive Plan, dated November 30, 2004.

10.7**	BioElectronics Corporation 2004 Stock Incentive Plan, as amended, March 22, 2005.

23.1	Consent of Berenfeld Spritzer Shechter & Sheer.

23.2	Consent of Kirkpatrick & Lockhart Nicholson Graham, LLP.

24**	Powers of Attorney (on signature page)

* To be filed by amendment.

** Previously filed.